 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 28, 1997

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                                                               PRELIMINARY COPY

                                 SCHEDULE 14A
                           SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

                               ----------------

[X] Filed by the Registrant
[_] Filed by a Party other than the Registrant

Check the appropriate box:
[X] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                               ----------------

                              INTEGON CORPORATION
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      (NAME OF PERSON(S) FILING PROXY STATEMENT IF OTHER THAN REGISTRANT)

                               ----------------

Payment of Filing Fee (Check the appropriate box):
[_] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i) and 0-11:

  1) Title of each class of securities to which transaction applies:

  2) Aggregate number of securities to which transaction applies:

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:


  4) Proposed maximum aggregate value of transaction:

  5) Total fee paid:

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
  Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid:
  2) Form, Schedule or Registration No.:
  3) Filing Party:
  4) Date Filed:

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

                              INTEGON CORPORATION
                             500 WEST FIFTH STREET
                      WINSTON-SALEM, NORTH CAROLINA 27152

                                                                         , 1997

Dear Stockholder:

  You are cordially invited to a Special Meeting of Stockholders of Integon Corporation at our corporate headquarters, 500 West Fifth Street, Winston-Salem, North Carolina 27152, on September , 1997 at 9:00 a.m. (Eastern Daylight Time).

  At this meeting, you will be asked to vote upon a proposal to approve a merger of the Company with a subsidiary of General Motors Acceptance Corporation. A copy of the Agreement and Plan of Merger (excluding the exhibits and the schedules) is attached to this Proxy Statement. If the Merger is consummated, each share of the Company's Common Stock will thereafter represent the right to receive $26.00 in cash, without interest. Each share of the Company's $3.875 Convertible Preferred Stock, which is converted into Common Stock prior to the effective date of the Merger, will thereafter represent the right to receive $26.00 per share of Common Stock issued upon conversion (or $68.24 per share of Convertible Preferred Stock so converted) in cash, without interest. After the Merger, each share of Convertible Preferred Stock will be convertible into the right to receive $68.24 per share, in cash, without interest, and any shares of Convertible Preferred Stock not so converted will be redeemed at $52.33 per share shortly following the effective time of the Merger.

  Enclosed with this letter is a Notice of Special Meeting, Proxy Statement, Proxy Card and return envelope. On behalf of your Board of Directors, I urge you to read the enclosed material carefully.

  The Board of Directors has determined that the Merger is fair and in the best interests of the Company and its stockholders and has approved the Merger and the Merger Agreement. The Board of Directors recommends that you vote "FOR" approval and adoption of the Merger and the Merger Agreement.

  Consummation of the Merger is subject to a number of conditions and other terms, including approval and adoption of the Merger Agreement by the affirmative vote of at least a majority of the outstanding shares of the Company's Common Stock as of the record date, all of which are summarized, along with certain financial and other information, in the accompanying Proxy Statement.

  Your vote is important. Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying Proxy Card and return it in the enclosed prepaid envelope as soon as possible. If you attend the Special Meeting, you may vote your shares in person, even if you have previously submitted a Proxy Card. Approval of the Merger requires the affirmative vote of a majority of the outstanding shares of the Company's Common Stock entitled to vote thereon and, as a result, a failure to vote will have the same effect as a vote against the Merger.

  I and my family intend to vote "FOR" the Merger.

  May I personally state that I believe this transaction is in the best interests of Integon's stockholders, as well as its policyholders, employees, agents and creditors. It is a "good deal" for all, and I thank all who have shown support for the Company, its employees and its Board of Directors.

                                          Sincerely,

                                          John C Head III
                                          Chairman of the Board

                              INTEGON CORPORATION

                               ----------------

                             500 WEST FIFTH STREET
                      WINSTON-SALEM, NORTH CAROLINA 27152

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON SEPTEMBER __ , 1997

                               ----------------

                                                                         , 1997

To the Stockholders ofIntegon Corporation:

  Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of Integon Corporation, a Delaware corporation (the "Company"), will be held at the Company's corporate headquarters, 500 West Fifth Street,
Winston-Salem, North Carolina 27152, on September   , 1997 at 9:00 a.m.
(Eastern Daylight Time) for the following purposes:

    1. To consider and vote upon a proposal (the "Proposal") to approve and adopt the Agreement and Plan of Merger, dated as of June 23, 1997, as amended on July 7, 1997, and as further amended on July 17, 1997 (as amended, the "Merger Agreement"), among the Company, General Motors Acceptance Corporation, a New York corporation ("GMAC"), and IC Purchasing Corp., an indirect wholly owned subsidiary of GMAC ("Merger Sub"), pursuant to which Merger Sub will be merged (the "Merger") with and into the Company, and the Company will become an indirect subsidiary of GMAC. As a result of the Merger, each share of the Company's common stock, par value $.01 per share (the "Common Stock") (other than (i) shares of Common Stock held in the treasury of the Company or owned or held by GMAC, Merger Sub or any other wholly owned subsidiary of GMAC, which will be canceled without payment, (ii) shares of Common Stock in respect of which appraisal rights are properly demanded and exercised, and (iii) shares of Common Stock held by the subsidiaries of the Company, which will remain outstanding as shares of the surviving corporation), will represent the right to receive $26.00, in cash, without interest. Each share of the Company's $3.875 Convertible Preferred Stock, par value $.01 per share (the "Convertible Preferred Stock") (other than shares of Convertible Preferred Stock owned by GMAC, Merger Sub or any other wholly owned subsidiary of GMAC, which will be canceled without payment), which is converted into Common Stock by its holder on or prior to the effective date of the Merger pursuant to the Certificate of Designation for the Convertible Preferred Stock, will represent the right to receive $26.00 per share of Common Stock issued upon conversion of such Convertible Preferred Stock (or $68.24 per share of Convertible Preferred Stock so converted) in cash, without interest. After the Merger, each share of Convertible Preferred Stock will be convertible into the right to receive $68.24 per share, in cash, without interest, and any shares of Convertible Preferred Stock not so converted will be redeemed at $52.33 per share shortly following the Effective Time (as defined in the Merger Agreement) of the Merger. See "THE MERGER--The Merger Agreement-- Redemption of Convertible Preferred Stock." Pursuant to the Merger Agreement, each option (a "1992 Option") issued under the Integon Corporation 1992 Stock Option Plan, as amended from time to time, will represent the right to receive, in settlement and cancellation of such 1992 Option, an amount in cash, without interest, equal to the excess of $26.00 over the exercise price of such 1992 Option, multiplied by the number of shares of Common Stock covered by such 1992 Option. Each option (an "Omnibus Option") issued under the Integon Corporation Amended and Restated Omnibus Long-Term Performance Incentive Compensation Plan, as amended from time to time (the "Omnibus Plan"), will represent the right to receive, in settlement and cancellation of such Omnibus Option, an amount in cash, without interest, equal to (i) the excess of the greater of $26.00 or the highest closing price per share paid for the purchase of Common Stock during the ninety (90) day period ending at the Effective Time on the New York Stock Exchange, over the exercise price of such Omnibus Option, multiplied by (ii) the number of shares of Common Stock covered by such Omnibus Option.

    2. To transact such other business as may properly be brought before the Special Meeting or at any adjournments or postponements thereof.

  The proposed Merger and other related matters are more fully described in the attached Proxy Statement and the Annexes thereto.

  The close of business on August 22, 1997 has been fixed by the Board of Directors as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. Only holders of record of Common Stock and Convertible Preferred Stock at the close of business on the record date are entitled to notice of, and only holders of record of Common Stock on such date are entitled to vote at, the Special Meeting or any adjournments or postponements thereof.

  The accompanying Proxy Statement describes the Merger Agreement, the proposed Merger and the actions to be taken in connection with the Merger. To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope, whether or not you plan to attend the Special Meeting. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it is voted at the Special Meeting.

  In the event that there are not sufficient votes to approve and adopt the Merger Agreement, it is expected that the Special Meeting will be postponed or adjourned in order to permit further solicitation of proxies by the Company.

  If the Merger is consummated, holders of Common Stock who properly demand appraisal prior to the vote on the Merger Agreement at the Special Meeting, do not vote in favor of adoption of the Merger Agreement and otherwise comply with the requirements of Section 262 of the Delaware General Corporation Law (the "DGCL"), a copy of which is included as Annex C to the attached Proxy Statement, will be entitled to seek an appraisal of their shares of Common Stock. For a discussion of the procedures to be followed in asserting appraisal rights under Section 262 of the DGCL in connection with the proposed Merger, see "THE MERGER--Appraisal Rights" in the accompanying Proxy Statement.

  The affirmative vote of a majority of the outstanding shares of Common Stock is required to approve the Proposal.

  YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED PREPAID ENVELOPE WITHOUT DELAY. ANY STOCKHOLDER PRESENT AT THE SPECIAL MEETING MAY VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE SPECIAL MEETING AND ANY PROXY GIVEN BY A STOCKHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. PLEASE DO NOT SEND ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

                                          By Order of the Board of Directors,

                                          John B. Yorke
                                          Secretary
     , 1997

                                 --IMPORTANT--

  If your shares are held in "street name," only your bank or broker can vote your shares. Please contact the person responsible for your account and instruct him or her to complete, sign, date and return the enclosed proxy card as soon as possible.

  If you have any questions or need further assistance in voting your shares, please call D.F. King & Co., Inc., which is assisting the Company in soliciting proxies, at (800) 669-5550.

                              INTEGON CORPORATION
                             500 WEST FIFTH STREET
                      WINSTON-SALEM, NORTH CAROLINA 27152

                               ----------------

                                PROXY STATEMENT

                        SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON SEPTEMBER __ , 1997

                               ----------------

  This Proxy Statement, the accompanying Notice of Special Meeting and Proxy Card, are being furnished to the stockholders of Integon Corporation, a Delaware corporation ("Integon" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") from holders of outstanding shares of common stock, par value $.01 per share, of the Company (the "Common Stock") for use at the Special Meeting of Stockholders to be held at the Company's corporate headquarters, 500 West Fifth Street, Winston-Salem, North Carolina 27152, on September , 1997 at 9:00 a.m. (Eastern Daylight Time), and at any adjournments thereof or postponements (the "Special Meeting"). This Proxy Statement, the accompanying Notice of Special Meeting and Proxy Card, are first being mailed to the
Stockholders on or about     , 1997.

  At the Special Meeting, holders (the "Stockholders") of the Common Stock will consider and vote upon a proposal (the "Proposal") to approve and adopt the Agreement and Plan of Merger, dated as of June 23, 1997, as amended on July 7, 1997, and as further amended on July 17, 1997 (as amended, the "Merger Agreement"), among the Company, General Motors Acceptance Corporation, a New York corporation ("GMAC"), and IC Purchasing Corp., a Delaware corporation and indirect wholly owned subsidiary of GMAC ("Merger Sub"), pursuant to which:
(a) Merger Sub will be merged with and into the Company (the "Merger"), and the Company, as the surviving corporation (the "Surviving Corporation") in the Merger, will become an indirect subsidiary of GMAC; (b) each share of the Company's Common Stock (other than (i) shares of Common Stock held in the treasury of the Company or owned or held by GMAC, Merger Sub or any other wholly owned subsidiary of GMAC, which will be canceled without payment, (ii) shares of Common Stock in respect of which appraisal rights are properly demanded and exercised, and (iii) shares of Common Stock held by the subsidiaries of the Company, which will remain outstanding as shares of the Surviving Corporation), will represent the right to receive $26.00, in cash, without interest; (c) each share of the Company's $3.875 Convertible Preferred Stock, par value $.01 per share (the "Convertible Preferred Stock") (other than shares of Convertible Preferred Stock owned by GMAC, Merger Sub or any other wholly owned subsidiary of GMAC, which will be canceled without payment), which is converted into Common Stock by its holder on or prior to the effective date of the Merger pursuant to the Certificate of Designation for the Convertible Preferred Stock (the "Certificate of Designation"), will represent the right to receive $26.00 per share of Common Stock issued upon conversion of such Convertible Preferred Stock (or $68.24 per share of Convertible Preferred Stock so converted) in cash, without interest. After the Merger, each share of Convertible Preferred Stock will be convertible into the right to receive $68.24 per share, in cash, without interest, and any shares of Convertible Preferred Stock not so converted will be redeemed at $52.33 per share shortly following the Effective Time (as defined in the Merger Agreement) of the Merger; see "THE MERGER--The Merger Agreement--Redemption of Convertible Preferred Stock;" (d) each option (a "1992 Option") issued under the Integon Corporation 1992 Stock Option Plan, as amended from time to time (the "1992 Plan"), will represent the right to receive, in settlement and cancellation of such 1992 Option, an amount in cash, without interest, equal to the excess of $26.00 over the exercise price of such 1992 Option, multiplied by the number of shares of Common Stock covered by such 1992 Option; and (e) each option (an "Omnibus Option", and together with the 1992 Options, the "Options") issued under the Integon Corporation Amended and Restated Omnibus Long-Term Performance Incentive Compensation Plan, as amended from time to time (the "Omnibus Plan", and, together with the 1992 Plan, the "Option Plans"), will represent the right to receive, in settlement and cancellation of such Omnibus Option, an amount in cash, without interest, equal to

(i) the excess of the greater of $26.00 or the highest closing price per share paid for the purchase of Common Stock during the ninety (90) day period ending at the Effective Time on the New York Stock Exchange (the "Change In Control Price"), over the exercise price of such Omnibus Option, multiplied by (ii) the number of shares of Common Stock covered by such Omnibus Option. The consideration to be received by the holders of the Common Stock, Convertible Preferred Stock and Options in or as a result of the Merger shall be referred to herein as the "Merger Consideration."

  Consummation of the Merger is conditioned upon, among other things, approval and adoption of the Merger Agreement by the requisite vote of the Stockholders and the receipt of certain regulatory approvals and consents. The Special Meeting may be postponed or adjourned until the requisite vote is obtained. There can be no assurance that the conditions to the Merger will be satisfied or, where permissible, waived or that the Merger will be consummated. For further information concerning the terms and conditions of the Merger, see "THE MERGER--The Merger Agreement."

  A copy of the Merger Agreement is attached hereto as Annex A and is incorporated herein by reference. The summaries of the portions of the Merger Agreement set forth in this Proxy Statement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the text of the Merger Agreement.

  THE BOARD OF DIRECTORS, AFTER CAREFUL CONSIDERATION, HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND APPROVED THE MERGER AND THE MERGER AGREEMENT. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AND THE MERGER AGREEMENT. In reaching its determination, the Board of Directors gave consideration to a number of factors described in this Proxy Statement, including, among other things, the June 22, 1997 oral opinion (which was subsequently confirmed in writing in an opinion dated June 23, 1997) of Goldman, Sachs & Co. ("Goldman Sachs"), financial advisor to the Company, that, as of the date of such written opinion, the $26.00 per share, in cash, to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair to such holders. The full text of the written opinion of Goldman Sachs, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is included as Annex B hereto and is incorporated herein by reference. Stockholders are urged to, and should, read the opinion in its entirety. See "THE MERGER--Opinion of the Company's Financial Advisor."

  In connection with the Merger, appraisal rights will be available to those Stockholders who properly demand appraisal prior to the Stockholders' vote on the Merger Agreement at the Special Meeting, do not vote in favor of adoption of the Merger Agreement and otherwise comply with the requirements of Section 262 of the Delaware General Corporation Law (the "DGCL"). Holders of Convertible Preferred Stock, as such, are not entitled to appraisal rights (although a holder of shares of Convertible Preferred Stock who converts such shares into Common Stock prior to the Special Meeting and who, subsequent to such conversion, properly demands appraisal of such Common Stock prior to the vote on the Merger Agreement, may be so entitled to appraisal rights with respect to such Common Stock). A copy of Section 262 of the DGCL is attached as Annex C hereto. For a discussion of the procedures to be followed in asserting appraisal rights under Section 262 of the DGCL in connection with the Merger, see "THE MERGER--Appraisal Rights."

  THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC") NOR HAS THE SEC PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

  NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON.

                               ----------------

                The date of this Proxy Statement is     , 1997

                               ----------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
SUMMARY INFORMATION.........................................................   5
  The Parties...............................................................   5
  The Special Meeting.......................................................   5
  The Merger................................................................   7
  The Merger Agreement......................................................   8
  Conditions to the Merger; Regulatory Approvals............................   8
  Rights Agreement..........................................................   9
  No Solicitation; Fiduciary Duties.........................................   9
  Termination...............................................................  10
  Fees and Expenses.........................................................  10
  Interests of Certain Persons in the Merger................................  10
  Certain Tax Consequences to Stockholders..................................  11
  Source and Amount of Funds................................................  12
  Appraisal Rights..........................................................  12
  Certain Financial Information.............................................  12
  Market Prices and Cash Dividends Information..............................  12
VOTING AND PROXIES..........................................................  14
  Record Date; Solicitation of Proxies......................................  14
  Vote Required.............................................................  14
THE MERGER..................................................................  16
  General ..................................................................  16
  Background of and Reasons for the Merger..................................  16
  Recommendation of the Board of Directors..................................  21
  Opinion of the Company's Financial Advisor................................  21
  The Merger Agreement......................................................  25
    Consideration to be Paid in the Merger..................................  25
    Certificate of Incorporation and Bylaws.................................  26
    Stockholders' Meeting...................................................  26
    Representations and Warranties..........................................  26
    Conduct of Business Pending Merger......................................  27
    Access to Information...................................................  27
    No Solicitation; Fiduciary Duties.......................................  28
    Fees and Expenses.......................................................  28
    Reasonable Efforts; Additional Actions..................................  28
    Notification of Certain Matters.........................................  29
    Public Announcements....................................................  29
    Severance Agreements....................................................  29
    Indebtedness of the Company.............................................  29
    Termination of Investment Advisory Agreement............................  30
    Termination of Executive Salary Deferral Plan...........................  30
    Employee Plans..........................................................  30
    Investment Portfolio....................................................  30
    Updating of Schedules...................................................  30
    Redemption of Convertible Preferred Stock...............................  30
    General Conditions to the Merger........................................  31
    Conditions to Obligation of GMAC and Merger Sub.........................  31
    Conditions to Obligation of the Company.................................  31

                                                                            PAGE
                                                                            ----
    Rights Agreement.......................................................  32
    Termination............................................................  32
    Indemnification........................................................  33
    Amendment..............................................................  33
  Interests of Certain Persons in the Merger...............................  33
  Regulatory Approvals.....................................................  35
  Certain Tax Consequences to Stockholders.................................  36
  Accounting Treatment.....................................................  37
  Source and Amount of Funds...............................................  37
  Appraisal Rights.........................................................  37
SELECTED CONSOLIDATED FINANCIAL INFORMATION................................  40
MARKET PRICES AND CASH DIVIDENDS INFORMATION...............................  41
SECURITY OWNERSHIP OF CERTAIN
 BENEFICIAL OWNERS AND MANAGEMENT..........................................  42
CERTAIN EFFECTS OF THE MERGER; OPERATIONS OF
 THE COMPANY AFTER THE MERGER..............................................  45
AVAILABLE INFORMATION......................................................  46
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................  46
EXPERTS ...................................................................  46
INDEPENDENT PUBLIC ACCOUNTANTS.............................................  47
STOCKHOLDER PROPOSALS......................................................  47
OTHER MATTERS..............................................................  47

Annex A Agreement and Plan of Merger, dated as of June 23, 1997, by and between Integon Corporation and General Motors Acceptance Corpo-ration.

         Amendment to Agreement and Plan of Merger, dated July 7, 1997, by and among Integon Corporation, General Motors Acceptance Cor-poration and IC Purchasing Corp.

         Amendment No. 2 to Agreement and Plan of Merger, dated July 17, 1997, by and among Integon Corporation, General Motors Accept-ance Corporation and IC Purchasing Corp.

Annex B Opinion of Goldman, Sachs & Co., financial advisor to the Compa-ny.

Annex C  Section 262 of the Delaware General Corporation Law.

                              SUMMARY INFORMATION

  The following is a summary of certain information contained elsewhere in this Proxy Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement, in the attached annexes and in the documents incorporated herein by reference. Stockholders are urged to read carefully this Proxy Statement, including the annexes hereto, in its entirety.

                                  THE PARTIES

  Integon Corporation. The Company, through its wholly owned property and casualty insurance subsidiaries, specializes in the marketing and underwriting of nonstandard automobile insurance to individuals. To a lesser extent, the Company also writes specialty automobile insurance and, in North Carolina, preferred risk automobile insurance. The Company has been writing insurance for more than 25 years and currently markets its products in 31 states through approximately 13,000 independent agencies located principally in the eastern United States.

  The Company's nonstandard automobile insurance products are designed for drivers who are unable to obtain coverage from standard market carriers due to prior driving records, other underwriting criteria, or market conditions. These drivers are normally charged higher premium rates than the rates charged for preferred or standard risk drivers and generally obtain lower liability limits than preferred or standard risk policyholders. The Company's specialty automobile insurance products include business vehicle insurance designed primarily for tradespeople and artisans who have small fleets or lightweight single vehicles, as well as motorcycle insurance. The Company's executive offices are located at 500 West Fifth Street, Winston-Salem, North Carolina 27152, and its telephone number is (910) 770-2000.

  General Motors Acceptance Corporation. GMAC is a wholly owned subsidiary of General Motors Corporation ("GM"). GMAC, through its subsidiaries and affiliates, specializes in automotive financing. It offers a wide variety of automotive financial services to automotive dealerships around the world, including retail financing, wholesale financing, leasing and lease financing. GMAC also offers commercial financing for real estate, equipment and working capital loans to automobile dealerships, GM suppliers and customers of GM affiliates. In addition, through its subsidiaries and affiliates, GMAC provides insurance and mortgage banking services. As of December 31, 1996, GMAC and its subsidiaries had 388 financial services offices, 21 insurance offices, 175 mortgage offices and 17,758 employees worldwide.

  GMAC's insurance business, Motors Insurance Corporation and its subsidiaries offer selected personal, mechanical and commercial insurance and reinsurance in the United States, Canada, Europe, Latin America and the Asia-Pacific region. Personal lines coverages include automobile, homeowners and umbrella liability insurance. Its commercial lines coverages include dealer vehicle inventories and dealer property and casualty insurance. Motors Insurance Corporation also reinsures diverse property and casualty risks. GMAC's executive offices are located at 3044 West Grand Boulevard, Detroit, MI 48202, and its telephone number is (313) 556-5000.

  IC Purchasing Corp. Merger Sub is a special purpose Delaware corporation created solely for the purpose of consummating the Merger and is an indirect wholly owned subsidiary of GMAC. The principal executive offices of Merger Sub are located at c/o General Motors Acceptance Corporation, 3044 West Grand Boulevard, Detroit, MI 48202, and its telephone number is (313) 556-5000.

                              THE SPECIAL MEETING

  Purpose of the Special Meeting; Date, Time and Place. The Special Meeting of Stockholders will be held at the Company's corporate headquarters, 500 West
Fifth Street, Winston-Salem, North Carolina 27152, on September   , 1997 at
9:00 a.m. (Eastern Daylight Time). At the Special Meeting, the holders of shares of Common Stock will consider and vote upon a proposal to adopt and approve the Merger Agreement.

  In the Merger, each share of Common Stock (other than (i) shares of Common Stock held in the treasury of the Company or owned or held by GMAC, Merger Sub or any other wholly owned subsidiary of GMAC, which will be canceled without payment, (ii) shares of Common Stock in respect of which appraisal rights are properly demanded and exercised, and (iii) shares of Common Stock held by the subsidiaries of the Company, which will remain outstanding as shares of the Surviving Corporation), will represent the right to receive $26.00, in cash, without interest. Each share of Convertible Preferred Stock (other than shares of Convertible Preferred Stock owned by GMAC, Merger Sub or any other wholly owned subsidiary of GMAC, which will be canceled without payment), which is converted into Common Stock by its holder on or prior to the effective date of the Merger pursuant to the Certificate of Designation, will represent the right to receive $26.00 per share of Common Stock issued upon conversion of such Convertible Preferred Stock (or $68.24 per share of Convertible Preferred Stock so converted), in cash, without interest. After the Effective Time, each share of Convertible Preferred Stock will be convertible into the right to receive $68.24 per share, in cash, without interest, and any shares of Convertible Preferred Stock not so converted will be redeemed at $52.33 per share shortly following the Effective Time of the Merger. See "THE MERGER--The Merger Agreement--Redemption of Convertible Preferred Stock." Each 1992 Option issued under the 1992 Plan, will represent the right to receive, in settlement and cancellation of such 1992 Option, an amount in cash, without interest, equal to the excess of $26.00 over the exercise price of such 1992 Option, multiplied by the number of shares of Common Stock covered by such 1992 Option. Each Omnibus Option issued under the Omnibus Plan, will represent the right to receive, in settlement and cancellation of such Omnibus Option, an amount in cash, without interest, equal to (i) the excess of the greater of $26.00 or the Change In Control Price over the exercise price of such Omnibus Option, multiplied by
(ii) the number of shares of Common Stock covered by such Omnibus Option.

  Vote Required; Voting Procedures; Record Date. The close of business on August 22, 1997 has been fixed as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting. Only holders of record of Common Stock at the close of business on the Record Date will be entitled to vote at the Special Meeting. At the Record Date, 16,128,526 shares of Common Stock were issued and outstanding, each of which will be entitled to one vote on each matter to be acted upon at the Special Meeting.

  A majority of the outstanding shares of Common Stock entitled to vote, represented in person or by proxy, is required for a quorum at the Special Meeting. Approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock as of the Record Date. Abstentions may be specified with respect to the approval and adoption of the Merger Agreement and will be counted as present for the purpose of determining the existence of a quorum, but will have the effect of a negative vote due to the requirement of the affirmative votes described in the preceding sentence.

  On the Record Date, directors and executive officers of the Company as a group (13 persons) beneficially owned 1,030,254 shares of Common Stock, or 6.4% of the total outstanding shares of Common Stock. Each of the directors and executive officers of the Company intends to vote his shares in favor of approval and adoption of the Merger and the Merger Agreement. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

  Shares of Common Stock that are represented by properly executed proxies, unless such proxies shall have previously been properly revoked, will be voted in accordance with the instructions indicated in such proxies. If no contrary instructions are indicated, such shares will be voted "FOR" approval and adoption of the Merger Agreement, and in the discretion of the persons named in the proxy as proxy appointees, as to any other matter which may properly come before the Special Meeting. Under the rules of the New York Stock Exchange, Inc. (the "NYSE"), while brokers who hold shares of Common Stock in "street name" have the authority to vote on certain items when they have not received instructions from beneficial owners, brokers will not be entitled to vote on the Merger Agreement absent instructions. Shares of Common Stock held by brokers who do not receive instructions but which are reported as "instructions withheld" will be treated as present, in person or by proxy, at the Special Meeting and counted as present for quorum purposes. A failure by a broker to vote, however, will have the effect of a negative vote on the approval and adoption of the Merger Agreement due to the requirement of the affirmative votes described above.

  It is not expected that any matters other than those referred to in this Proxy Statement will be brought before the Special Meeting. If, however, other matters are properly presented, including, among other things, a motion to adjourn or postpone the Special Meeting to another time and/or place for the purpose of, among other things, soliciting additional proxies in favor of approval and adoption of the Merger Agreement, one or more of the persons named as proxy appointees will vote in accordance with their best judgment on such matters and consistent with the voting rights of such shares as provided by the Company's bylaws and the DGCL; provided, however, that no proxy that is voted or is treated as voted against approval and adoption of the Merger Agreement will be voted in favor of any adjournment or postponement for the purpose of soliciting additional proxies. At any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting, except for proxies that have been effectively revoked prior to such reconvened meeting. The grant of a proxy will also confer discretionary authority on the persons named in the proxy to vote in accordance with their best judgment on matters incident to the conduct of the Special Meeting. See "VOTING AND PROXIES--Vote Required."

  Any Stockholder may revoke a proxy at any time before it is voted by filing with the Secretary of the Company, at the offices of the Company, an instrument revoking the proxy or by returning a duly executed proxy bearing a later date, or by attending the Special Meeting and voting in person. Any such filing should be sent to Integon Corporation, 500 West Fifth Street, Winston-Salem, North Carolina 27152, attention: Secretary. Attendance at the Special Meeting will not by itself constitute revocation of a proxy. See "VOTING AND PROXIES."

  In addition to the solicitation of proxies by use of the mails, proxies may also be solicited by the Company and its directors, officers and employees (who will receive no additional compensation therefor) by telephone, telegram, facsimile transmission and other electronic communication methods or personal interview. The Company has engaged D. F. King & Co., Inc. ("D.F. King") to assist the Company in the solicitation of proxies and to provide various proxy services for the Company in connection with the Special Meeting at a cost of approximately $9,000 plus reasonable out-of-pocket expenses. The Company will reimburse banks, brokers, custodians and other fiduciaries who hold shares of Common Stock in their name or custody, or in the name of nominees for others, for their out-of-pocket expenses incurred in forwarding copies of the proxy materials to those persons for whom they hold such shares. The Company will bear the costs of the Special Meeting and of soliciting proxies therefor. See "VOTING AND PROXIES" and "THE MERGER--The Merger Agreement--Fees and Expenses."

                                   THE MERGER

  Recommendation of the Board of Directors. The Board of Directors, at a special meeting held on June 22, 1997, approved the Merger and the Merger Agreement by unanimous vote of all the directors except Lester L. Coleman (who was out of the country), and Ronald N. Zebeck, who were both not present at the meeting, subject to the approval of the Merger Agreement by the board of directors of GM. Such approval was obtained on June 23, 1997 and the Merger Agreement was executed. At a special meeting held on July 7, 1997, the Board of Directors by unanimous vote of all the directors except Frederick B. Whittemore who was not present at the meeting approved an amendment to the Merger Agreement to formally add Merger Sub as a party to the Merger Agreement, ratified the Merger Agreement as amended and directed that the Merger Agreement be submitted to the Stockholders for approval and adoption. The Board of Directors has determined that the Merger is fair and in the best interests of the Company and the Stockholders, and recommends that the Stockholders vote "FOR" approval and adoption of the Merger and the Merger Agreement. In reaching its decision to approve the Merger Agreement and in arriving at its recommendation, the Board of Directors gave consideration to a number of factors described in this Proxy Statement under "THE MERGER--Background of and Reasons for the Merger" and "--Recommendation of the Board of Directors." In considering the recommendation of the Board of Directors with respect to the Merger, Stockholders should be aware that certain directors of the Company have a direct or indirect interest in recommending the Merger, as do certain executive officers of the Company. See "THE MERGER--Interests of Certain Persons in the Merger."

  Opinion of the Company's Financial Advisor. On June 22, 1997, Goldman Sachs delivered its oral opinion to the Board of Directors, which was subsequently confirmed in writing in an opinion dated June 23, 1997, that, as of the date of such written opinion, the $26.00 per share in cash to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair to such holders. The full text of the written opinion of Goldman Sachs, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex B. Stockholders are urged to, and should, read such opinion in its entirety. See "THE MERGER--Opinion of the Company's Financial Advisor."

                              THE MERGER AGREEMENT

  Effective Time of the Merger; Payment of the Merger Consideration. As soon as practicable on the first business day after the satisfaction or waiver of the conditions set forth in the Merger Agreement (the "Closing Date"), the Company will file with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") a certificate of merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL. The date and time of the filing of the Certificate of Merger with the Delaware Secretary of State will be the "Effective Time."

  Detailed instructions with regard to the surrender of certificates formerly evidencing shares of Common Stock, including certificates formerly evidencing shares of Common Stock received upon conversion, prior to the Effective Time, of Convertible Preferred Stock (collectively, the "Certificates"), and agreements evidencing Options (the "Option Agreements"), to be accompanied by a letter of transmittal, will be forwarded to holders of such Certificates and Option Agreements as promptly as practicable following the Closing Date by a paying agent mutually acceptable to GMAC and the Company in accordance with the Merger Agreement (the "Paying Agent"). Shares of Convertible Preferred Stock that are not converted prior to the Effective Time will remain outstanding, but will be redeemed at $52.33 per share shortly after the Effective Time. From and after the Effective Time, such shares will be convertible into the right to receive $68.24 per share until five days prior to the redemption date. See "THE MERGER--The Merger Agreement--Redemption of Convertible Preferred Stock." Payment will be made to the holders of shares of Common Stock, Convertible Preferred Stock (upon conversion as noted above) or Options as promptly as practicable following receipt by the Paying Agent of Certificates or Option Agreements and other required documents. No interest will be paid or accrued on the cash payable upon the surrender of Certificates or Option Agreements.

  STOCK CERTIFICATES SHOULD NOT BE SENT WITH THE ENCLOSED PROXY CARD. IF THE MERGER IS CONSUMMATED, STOCKHOLDERS WILL BE FURNISHED INSTRUCTIONS FOR EXCHANGING THEIR SHARES OF COMMON STOCK.

                 CONDITIONS TO THE MERGER; REGULATORY APPROVALS

  The obligations of GMAC, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including obtaining requisite Stockholders' approval and certain regulatory approvals, and the representations and warranties of the Company being true and correct on and as of the Effective Time, except where the failure of any such representations and warranties to be true and correct on and as of the Effective Time, individually or in the aggregate, did not result in a material adverse effect on the Company and its subsidiaries taken as a whole.

  Early termination of the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), was granted on July 14, 1997, effective immediately. The Company and Head Asset Management L.L.C. have agreed to terminate the Investment Advisory Agreement, effective at the Effective Time. One of the conditions to the Merger is the making of insurance filings and notices and the obtaining of consents under applicable state insurance laws and regulations. As of the date of this Proxy Statement, GMAC has filed all required applications under applicable state insurance laws but review of such filings is still pending. See "THE MERGER--Regulatory Approvals--Insurance Laws."

  Other conditions include those relating to: the absence of legal requirements prohibiting or preventing the consummation of the Merger; maintaining portfolio investments of the insurance subsidiaries generally in accordance with past practice; filing the Certificate of Merger; obtaining all consents, amendments or waivers under borrowing or other contractual arrangements required by the Merger; conducting operations in the ordinary course of business, consistent with past practice; using all efforts to preserve intact the business organization of the Company and its subsidiaries and maintaining satisfactory relationships with customers, suppliers and employees; terminating the Integon Corporation Executive Salary Deferral Plan; updating the schedules to the Merger Agreement on a monthly basis; and defending any pending or threatened litigation related to the Merger or the consummation of the transactions contemplated by the Merger Agreement. See "No Solicitation; Fiduciary Duties" below and "THE MERGER--The Merger Agreement--General Conditions to the Merger."

                                RIGHTS AGREEMENT

  On June 23, 1997, the Company further amended (the "Amendment") the Rights Agreement, dated as of January 22, 1997, as amended on February 13, 1997 (as amended, the "Rights Agreement"), between the Company and First Chicago Trust Company of New York, as rights agent. The Amendment provides that none of (a) the execution or delivery of the Merger Agreement by the Company and GMAC, (b) GMAC or Merger Sub, or any Affiliate or Associate (as defined in the Rights Agreement) of GMAC or Merger Sub, becoming a Beneficial Owner (as defined in the Rights Agreement) of Common Stock pursuant to the Merger Agreement or (c) the consummation of the Merger or other transactions contemplated in the Merger Agreement shall (i) cause GMAC or the Merger Sub, or any Affiliate or Associate of GMAC or Merger Sub, to become an Acquiring Person (as defined in the Rights Agreement), (ii) cause a Distribution Date (as defined in the Rights Agreement) to occur in accordance with the terms of the Rights Agreement or (iii) be deemed a Section 13 Event (as defined in the Rights Agreement). The Amendment also provides that the Expiration Date (as defined in the Rights Agreement) shall occur at or prior to the earliest to occur of (i) the Close of Business on January 22, 2007, (ii) the time at which the Rights (as defined in the Rights Agreement) are redeemed, (iii) the time at which such Rights are exchanged or (iv) the Effective Time.

                       NO SOLICITATION; FIDUCIARY DUTIES

  The Company has agreed in the Merger Agreement that neither it nor any of its subsidiaries, nor any of their respective officers, directors, employees or representatives, shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any person or group (other than GMAC and Merger Sub or any affiliate, associate or designee of GMAC or Merger Sub) concerning any proposal for an acquisition of all or any substantial part of the business and properties or capital stock of the Company and its subsidiaries taken as a whole, whether by merger, tender offer, purchase of assets or shares of capital stock or otherwise (an "Acquisition Proposal"). The Company is required by the Merger Agreement to promptly notify GMAC if any proposal, offer or substantial contact with respect thereto is made by any person in writing. Notwithstanding the foregoing, the Board of Directors may take, and disclose to the Stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to any tender offer for shares of capital stock of the Company and the Company may, directly or indirectly, furnish information and access, in each case only in response to unsolicited requests therefor after the date of the Merger Agreement, and may participate in discussions and negotiate with any person or group concerning any Acquisition Proposal, only if such person or group has submitted a written Acquisition Proposal to the Board of Directors and the Board of Directors determines in its good faith judgment, based as to legal matters on the written advice of the Company's independent legal counsel, that failing to take such action would constitute a breach of the Board of Directors' fiduciary duty under applicable law, whereupon GMAC has a right of first refusal, exercisable within two business days, to acquire the Company and its subsidiaries on substantially the same economic terms set forth in such Acquisition Proposal or will be entitled to receive a break-up fee. See "THE MERGER--The Merger Agreement--No Solicitation; Fiduciary Duties" and "--Termination."

                                  TERMINATION

  The Merger Agreement may be terminated at any time prior to the Effective
Time:

    (i) by mutual written consent of GMAC, Merger Sub and the Company;

    (ii) by GMAC, Merger Sub or the Company in the event (A) of the failure of the Stockholders to approve the Merger, (B) the Merger is not consummated by December 31, 1997 (provided that the right to terminate shall not be available to the party whose failure to fulfill materially any covenant or obligation has been the cause or resulted in the failure of the Effective Time to occur by such date), or (C) consummation of the Merger is barred by final court or government order;

    (iii) by the Company, if the Company receives an Acquisition Proposal from any person or group and the Board of Directors determines in its good faith judgment, based as to legal matters on the written advice of the Company's independent legal counsel, that failing to terminate the Merger Agreement would constitute a breach of the Board of Directors' fiduciary duty under applicable law; provided, however, that if the Company so elects to terminate the Merger Agreement, GMAC will have a right of first refusal, exercisable within two business days after delivery of the Acquisition Proposal, to acquire the Company and its subsidiaries on substantially the same economic terms set forth in such Acquisition Proposal, or will be entitled to receive upon demand to the Company, a break-up fee equal to $15,000,000.

  See "THE MERGER--The Merger Agreement--Termination," and "--Fees and
Expenses."

                               FEES AND EXPENSES

  Under the Merger Agreement, the Company is required to pay to GMAC a break-up fee of $15,000,000 if the Merger Agreement is terminated by the Board of Directors in connection with an Acquisition Proposal under the circumstances described under "THE MERGER--The Merger Agreement--Termination," "--No Solicitation; Fiduciary Duties," and "--Fees and Expenses."

  Each party is to pay its own fees, charges and expenses, whether or not the Merger is consummated. The Company will bear the costs of the Special Meeting and of soliciting proxies. See "THE MERGER--The Merger Agreement--Fees and Expenses."

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain directors and executive officers of the Company have interests in the Merger that may be different from, or in addition to, those of the Stockholders generally. See "THE MERGER--Interests of Certain Persons in the Merger."

  Certain directors and executive officers of the Company are holders of Options, which are fully vested, or which will become fully vested and exercisable at the Effective Time. Each 1992 Option so vested and exercisable will represent the right to receive, in settlement and cancellation of such 1992 Option, an amount in cash, without interest, equal to the excess of $26.00 over the exercise price of such 1992 Option, multiplied by the number of shares of Common Stock covered by such 1992 Option. Each Omnibus Option so vested and exercisable will represent the right to receive, in settlement and cancellation of such Omnibus Option, an amount in cash, without interest, equal to (i) the excess of the greater of $26.00 or the Change In Control Price over the exercise price of such Omnibus Option, multiplied by (ii) the number of shares of Common Stock covered by such Omnibus Option. See "THE MERGER--The Merger Agreement-- Consideration to be Paid in the Merger" and "THE MERGER--Interests of Certain Persons in the Merger."

  John C Head III, Chairman of the Board of Directors, is the only participant under the Integon Corporation Executive Salary Deferral Plan (the "Salary Deferral Plan"), having deferred all cash compensation otherwise due him in 1997 indexed to the Common Stock's total return. As required by GMAC, the Salary Deferral Plan will be terminated at or prior to the Effective Time with no further liability or obligation to the Company and its subsidiaries other than to pay Mr. Head an amount due thereunder that will be approximately $985,000. In addition, under the Omnibus Plan, Mr. Head will be entitled to a bonus of $500,000, which will be deferred until January 2, 1998 and paid by the Surviving Corporation. See "THE MERGER--The Merger Agreement--Termination of Executive Salary Deferral Plan."

  Steven C. Andrews and Donald F. McKee, the Executive Vice President and Chief Operating Officer, and the Senior Vice President and Chief Financial Officer, respectively, of the Company, are party to agreements that contain certain change of control provisions under which such officers may be entitled to certain severance payments and additional non-compete payments in the event that such officers' employment is terminated or in the event that such officers voluntarily leave employment within two years following the Effective Time. Five other executive officers of the Company are party to agreements that contain change of control provisions under which such officers may be entitled to certain payments in the event that such officers' employment is involuntarily or constructively terminated within two years following the Effective Time. The Merger Agreement provides that for a period of at least two years from and after the Effective Time, GMAC will cause the Surviving Corporation to honor such agreements in accordance with their terms. Neither Mr. Head nor John B. McKinnon, the President and Chief Executive Officer of the Company, are parties to any agreement entitling them to severance or non-compete payments. See "THE MERGER--The Merger Agreement--Severance Agreements" and "THE MERGER--Interests of Certain Persons in the Merger."

  Under the Omnibus Plan, seven executive officers (excluding Mr. McKinnon) will also be entitled to bonus payments, regardless of the Company's performance, upon the occurrence of a change of control. See "THE MERGER-- Interests of Certain Persons in the Merger."

  Under the Merger Agreement, from and after the Effective Time, GMAC agrees to provide, or cause the Surviving Corporation to provide, to employees of the Company retirement benefits, bonus and incentive compensation and life, health, disability and other welfare benefits on a basis economically comparable to similar plans currently in effect for the Company's employees, and, for purposes of determining eligibility to participate, vesting and entitlement benefits, service with the Company or any subsidiary prior to the Effective Time shall be treated as service with GMAC or its subsidiaries, except to the extent such recognition would result in a duplication of benefits. See "THE MERGER--The Merger Agreement--Employee Plans."

                    CERTAIN TAX CONSEQUENCES TO STOCKHOLDERS

  The receipt of cash for shares of Common Stock or Options in or as a result of the Merger or pursuant to the exercise of appraisal rights, as well as the receipt of cash upon conversion of shares of Convertible Preferred Stock, will be taxable transactions for federal income tax purposes and may also be taxable transactions under applicable state, local, foreign or other tax laws. Stockholders are urged to consult their own tax advisors as to the particular tax consequences of the Merger, including the applicability and effect of state, local, foreign and other taxes. See "THE MERGER--Certain Tax Consequences to Stockholders."

                           SOURCE AND AMOUNT OF FUNDS

  The total amount of funds necessary for payment of the Merger Consideration will be approximately $527,900,000. The foregoing amount assumes that the Options outstanding as of August 22, 1997 will be cashed-out at the difference between $26.00 per share minus the exercise price per share of such Options and that all shares of Convertible Preferred Stock will be converted on or prior to the Effective Time. GMAC also intends to fund or cause to be funded the insurance subsidiaries of the Company as necessary to continue their operations in accordance with applicable insurance laws and regulations or otherwise as required by the North Carolina Insurance Department. GMAC anticipates paying the foregoing amounts from the internal resources of GMAC or its affiliates. See "THE MERGER--Source and Amount of Funds."

                                APPRAISAL RIGHTS

  Subject to compliance with the procedures set forth in Section 262 of the DGCL, the full text of which is included as Annex C to this Proxy Statement, holders of shares of Common Stock are entitled to appraisal rights in connection with the Merger. Any demand for appraisal must be made prior to the Stockholder vote on the Merger Agreement at the Special Meeting. Holders of shares of Common Stock who properly demand in writing, prior to the Stockholder vote on the Merger Agreement at the Special Meeting, and thereafter perfect their right to, appraisal of such shares (and do not withdraw such demand or lose such right) and who do not vote in favor of the approval and adoption of the Merger Agreement, will have the right to obtain a cash payment for the "fair value" of such shares (excluding any element of value arising from the accomplishment or expectation of the Merger), together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value, as determined by the Delaware Court of Chancery. The "fair value" determined in such judicial proceeding cannot be predicted. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Common Stock have been appraised. The costs of the action may be determined by such court and taxed upon the parties as the court deems equitable. The court may also order that all or a portion of the expenses incurred by any holder of shares of Common Stock in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of Common Stock entitled to appraisal. Failure to take any of the steps required under Section 262 of the DGCL on a timely basis may result in the loss of appraisal rights. Holders considering seeking appraisal should be aware that the fair value of their shares of Common Stock as determined under Section 262 could be more than, the same as or less than the value of the Merger Consideration that they would otherwise receive in the Merger if they did not seek appraisal of their shares of Common Stock. Holders of Convertible Preferred Stock, as such, are not entitled to appraisal rights in connection with the Merger, although a holder of shares of Convertible Preferred Stock who converts such shares into Common Stock prior to the Special Meeting and complies with the foregoing requirements for demanding appraisal of such Common Stock may demand appraisal of such Common Stock. See "THE MERGER--Appraisal Rights."

                         CERTAIN FINANCIAL INFORMATION

  See "SELECTED CONSOLIDATED FINANCIAL INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" for certain financial information with respect to the Company and its subsidiaries.

                  MARKET PRICES AND CASH DIVIDENDS INFORMATION

  Shares of Common Stock and Convertible Preferred Stock are listed and traded on the NYSE. On June 20, 1997, the last full trading day preceding public announcement of the signing of the Merger Agreement, the high, low and closing sales prices of a share of Common Stock on the NYSE Composite Transactions Tape were $16.125, $15.50 and $15.50, respectively, and the high, low and closing sales prices of a share of Convertible Preferred Stock were $48, $47.75 and $48, respectively. On June 23, 1997, the date on which the signing of the Merger Agreement was announced, the high, low and closing sales prices of a share of Common Stock on the

NYSE Composite Transactions Tape immediately prior to a trading halt pending the announcement were $16.125, $15.50 and $16, respectively, and the high, low and closing sales prices of a share of Convertible Preferred Stock were $48.50,
$48.50 and $48.50, respectively. On        , 1997, the latest practicable
trading day before the printing of this Proxy Statement, the high, low and closing sales prices of a share of Common Stock on the NYSE Composite
Transactions Tape were $   , $    and $   , respectively, and the high, low and
closing sales prices of a share of Convertible Preferred Stock were $   , $
and $   , respectively. For additional information concerning historical market prices of the Common Stock and the Convertible Preferred Stock and the dividends paid thereon, see "THE MERGER--Market Prices and Cash Dividends Information."

                              VOTING AND PROXIES

  This Proxy Statement is being furnished to Stockholders in connection with the solicitation of proxies by or on behalf of the Board of Directors for use at the Special Meeting.

RECORD DATE; SOLICITATION OF PROXIES

  The close of business on August 22, 1997 has been fixed as the Record Date for the determination of Stockholders entitled to notice of, and to vote at, the Special Meeting. At the Record Date, there were 16,128,526 shares of Common Stock issued and outstanding and entitled to vote at the Special Meeting. Holders of shares of Common Stock are entitled to one vote at the Special Meeting for each share of Common Stock held of record by them at the Record Date. Holders of shares of Convertible Preferred Stock are entitled to notice of, but not to vote at, the Special Meeting.

  In addition to the solicitation of proxies by use of the mails, proxies may also be solicited by the Company and its directors, officers and employees (who will receive no additional compensation therefor) by telephone, telegram, facsimile transmission and other electronic communication methods or personal interview. The Company will reimburse banks, brokers, custodians and other fiduciaries who hold shares of Common Stock in their name or custody, or in the name of nominees for others, for their out-of-pocket expenses incurred in forwarding copies of the proxy materials to those persons for whom they hold such shares. The Company will bear the costs of the Special Meeting and of soliciting proxies therefor. The Company's proxy solicitor, D.F. King, has agreed to assist the Company in connection with the solicitation of proxies. Pursuant to the Company's agreement with D.F. King, D.F. King will provide various proxy services for the Company in connection with the Special Meeting at a cost of approximately $9,000, plus reasonable out-of-pocket expenses. Any questions or requests for assistance regarding this Proxy Statement and related proxy materials may be directed to D.F. King by telephone at (800) 669-5550.

VOTE REQUIRED

  A majority of the outstanding shares of Common Stock entitled to vote as of the Record Date, represented in person or by proxy, is required for a quorum at the Special Meeting. The affirmative vote of a majority of the shares of outstanding Common Stock as of the Record Date is required for approval and adoption of the Merger Agreement. Abstentions may be specified with respect to the approval and adoption of the Merger Agreement and will be counted as present for the purpose of determining the existence of a quorum but will have the effect of a negative vote due to the requirement of the affirmative votes described in the preceding sentence.

  On the Record Date, directors and executive officers of the Company as a group (13 persons) beneficially owned 1,030,254 shares of Common Stock, or 6.4% of the total outstanding shares of Common Stock. Each of the directors and executive officers of the Company intends to vote his shares in favor of approval and adoption of the Merger and the Merger Agreement. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

  Shares of Common Stock which are represented by properly executed proxies, unless such proxies shall have previously been properly revoked, will be voted in accordance with the instructions indicated in such proxies. If no contrary instructions are indicated, such shares will be voted "FOR" approval and adoption of the Merger Agreement, and in the discretion of the persons named in the proxy as proxy appointees, as to any other matter which may properly come before the Special Meeting.

  Under the rules of the NYSE, while brokers who hold shares of Common Stock in street name have the authority to vote on certain items when they have not received instructions from beneficial owners, brokers will not be entitled to vote on the Merger Agreement absent instructions. Shares of Common Stock held by brokers who do not receive instructions but which are reported as "instructions withheld" will be treated as present, in person or by proxy, at the Special Meeting and counted as present for quorum purposes. A failure by a broker to vote, however, will have the effect of a negative vote on the approval of the Merger Agreement due to the requirement of the affirmative votes described above.

  Under the Company's bylaws, the business which may be transacted at the Special Meeting is limited to the purpose stated in the Notice of Meeting. Accordingly, it is not expected that any matters other than those referred to in this Proxy Statement will be brought before the Special Meeting. If, however, other matters are properly presented, including, among other things, a motion to adjourn or postpone the Special Meeting to another time and/or place for the purpose of, among other things, soliciting additional proxies in favor of approval and adoption of the Merger Agreement, one or more of the persons named as proxy appointees will vote in accordance with their best judgment on such matters and consistent with the voting rights of such shares as provided by the Company's bylaws and the DGCL; provided, however, that no proxy that is voted or is treated as voted against approval and adoption of the Merger Agreement will be voted in favor of any adjournment or postponement for the purpose of soliciting additional proxies. At any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting, except for proxies that have been effectively revoked prior to such reconvened meeting. The grant of a proxy will also confer discretionary authority on the persons named as proxy appointees to vote in accordance with their best judgment on matters incident to the conduct of the Special Meeting.

  Any holder of shares of Common Stock may revoke a proxy at any time before it is voted by filing with the Secretary of the Company an instrument revoking the proxy or by returning a duly executed proxy bearing a later date, or by attending the Special Meeting and voting in person. The last proxy executed by a Stockholder will revoke all previous proxies executed by such Stockholder. Any such filing should be sent to Integon Corporation, 500 West Fifth Avenue, Winston-Salem, North Carolina 27152; Attention: Secretary. Attendance at the Special Meeting will not by itself constitute revocation of a proxy.

  Holders of shares of Common Stock have the right to demand appraisal in connection with the Merger and, subject to certain conditions provided under the DGCL, to receive payment for the fair value of such shares. See "THE MERGER--Appraisal Rights."

  The Merger Agreement to be considered at the Special Meeting involves a matter of great importance to the Stockholders. Accordingly, holders of shares of Common Stock are urged to read and carefully consider the information presented in this Proxy Statement and are urged to complete, date, sign and promptly return the enclosed proxy card in the accompanying prepaid envelope.

  STOCK CERTIFICATES SHOULD NOT BE SENT WITH THE ENCLOSED PROXY CARD. IF THE MERGER IS CONSUMMATED, STOCKHOLDERS WILL BE FURNISHED INSTRUCTIONS FOR EXCHANGING THEIR SHARES OF COMMON STOCK. Instructions will also be sent to holders of Convertible Preferred Stock as to converting their shares and to holders of Option Agreements.

                                  THE MERGER

GENERAL

  The following information with respect to the Merger is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is included in this Proxy Statement as Annex A. The Merger Agreement sets forth the terms and conditions upon which the Merger is to be effected. If the Merger Agreement is approved and adopted by the holders of a majority of the outstanding shares of Common Stock at the Special Meeting, and all other conditions to the obligations of the parties thereto are satisfied or waived, the Merger will be consummated and Merger Sub will merge with and into the Company at the Effective Time. The Company will be the Surviving Corporation in the Merger.

  Each share of Common Stock (other than (i) shares of Common Stock held in the treasury of the Company or owned or held by GMAC, Merger Sub or any other wholly owned subsidiary of GMAC, which will be canceled without payment, (ii) shares of Common Stock in respect of which appraisal rights have been properly demanded and exercised, and (iii) shares of Common Stock held by the subsidiaries of the Company, which will remain outstanding as shares of the Surviving Corporation), will represent the right to receive $26.00, in cash, without interest.

  Each share of Convertible Preferred Stock, (other than shares of Convertible Preferred Stock owned by GMAC, Merger Sub or any other wholly owned subsidiary of GMAC, which will be canceled without payment), which is converted into Common Stock by its holder on or prior to the Effective Time pursuant to the Certificate of Designation, will represent the right to receive $26.00 per share of Common Stock issued upon conversion of such Convertible Preferred Stock (or $68.24 per share of Convertible Preferred Stock so converted), in cash, without interest. After the Effective Time, each share of Convertible Preferred Stock will be convertible into the right to receive $68.24 per share, in cash, without interest, until the close of business on the fifth day preceding the Redemption Record Date (as defined in the Certificate of Designation). Under the Merger Agreement, GMAC has agreed to cause the Surviving Corporation to issue a notice of redemption of the Convertible Preferred Stock within five days after the Effective Time. Such notice of redemption shall provide for the Redemption Record Date to be at least 20 days after the notice of redemption has been given. Any shares of Convertible Preferred Stock not converted into $68.24 per share will be redeemed at $52.33 per share on the Redemption Record Date. See "THE MERGER--The Merger Agreement--Redemption of Convertible Preferred Stock."

  Each 1992 Option issued under the 1992 Plan will represent the right to receive, in settlement and cancellation of such 1992 Option, an amount in cash, without interest, equal to the excess of $26.00 over the exercise price of such 1992 Option, multiplied by the number of shares of Common Stock covered by such 1992 Option. Each Omnibus Option issued under the Omnibus Plan will represent the right to receive, in settlement and cancellation of such Omnibus Option, an amount in cash, without interest, equal to (i) the excess of the greater of $26.00 or the Change In Control Price over the exercise price of such Omnibus Option, multiplied by (ii) the number of shares of Common Stock covered by such Omnibus Option. As a result of the Merger, holders of shares of Common Stock will cease to have an equity interest in, or possess any rights as stockholders of, the Surviving Corporation and holders of Options will cease to possess any rights as Option holders of the Surviving Corporation.

BACKGROUND OF AND REASONS FOR THE MERGER

  Background of the Merger. The terms of the Merger Agreement are the result of arm's-length negotiations between representatives, legal advisors and financial advisors of the Company and of GMAC. The following is a brief discussion of the background of those negotiations.

  The Company reported a loss of $33.4 million or ($2.21) per share for the three months ended March 31, 1997, compared to net income of $3.4 million or $0.13 per share for the three months ended March 31, 1996. After a review of loss reserves in the first quarter of 1997, using further loss experience and segmented data on a state-by-state and product-type basis, the Company determined that reserves needed to be strengthened. The financial results for the first quarter were adjusted to include an increase to loss reserves of $42.0 million, or $27.3 million ($1.73 per share) on an after-tax basis, and the related write-off of deferred policy acquisition costs of $3.7 million, or $2.4 million ($.15 per share) on an after-tax basis. At the same time as the quarterly results became known, the Board of Directors started its discussions as to possible methods to maximize the long-term value of the Company to its security holders. On April 28, 1997, the Company publicly announced that it had retained Goldman Sachs to review all strategic alternatives available, including the sale of the Company, to accomplish that goal.

  In this context, the Board of Directors directed Goldman Sachs to begin a process in which indications of interest would be solicited from third parties regarding the possible acquisition of all or part of the Company, so that the Board of Directors could determine whether a transaction in the best interests of the Company's stockholders could be achieved.

  Goldman Sachs contacted, or was contacted by, approximately 43 companies to ascertain if those entities might be interested in a business combination with, or an acquisition of, the Company. Certain of the entities contacted expressed varying levels of interest in the Company. Each interested entity was given the opportunity to examine certain non-public information regarding the Company and its subsidiaries following the execution of a confidentiality agreement, which included limitations on the ability of such interested parties to pursue certain transactions involving the Company without the Company's consent. As part of this process, representatives of Motors Insurance Corporation, a subsidiary of GMAC, were contacted and Motors Insurance Corporation executed a confidentiality agreement and received the same non-public information regarding the Company as provided to other interested parties.

  On May 15, 1997, a meeting of the Board of Directors was held to discuss the progress made in contacting interested entities. At the meeting, Goldman Sachs informed the Board of Directors that several of the parties contacted were reviewing the confidential information packages and certain others were still contemplating whether they wanted to become further involved in the process. A preliminary timetable for the process was distributed, which proposed a May 20, 1997 deadline for submitting non-binding preliminary proposals for the acquisition of the Company. Also at the meeting of the Board of Directors, counsel for the Company made a presentation summarizing the terms of a draft form of merger agreement, which would be sent to those companies involved in the next stage of the process.

  In response to Goldman Sachs' request, on or prior to May 20, 1997, the Company received ten preliminary, non-binding proposals for the acquisition of, an investment in, or a merger with, the Company. The interested entities stated they would consider using either cash or non-cash consideration or a combination of the two and suggested possible prices per share ranging from prices below the trading price of the Common Stock to prices representing a significant premium over such trading price. Each of the preliminary proposals was subject to the completion of a due diligence review of the Company.

  On May 21, 1997, at a meeting of the Board of Directors, the Board of Directors reviewed each of the ten preliminary proposals with its financial and legal advisors. Goldman Sachs also informed the Board of Directors of the status of discussions with other entities who had not yet submitted their proposals. Based on this discussion, the Board of Directors decided that, because they presented a price that was more favorable, five of the ten preliminary proposals already submitted should be given further consideration by the Company and that all five interested parties should be invited to conduct a due diligence review and submit final proposals, including a mark-up of the draft form of merger agreement. The draft merger agreement was sent to the five potential bidders.

  The invited parties conducted a due diligence investigation of the Company for a period of two to three days, which included a review of the Company's reserves by independent actuaries. Representatives of each of the interested entities met with the management of the Company, including John C Head III, Chairman of the Board of Directors, and John B. McKinnon, director, President and Chief Executive Officer, in certain cases.

  On June 2, 1997, the Company announced that it had elected Mr. McKinnon as President and Chief Executive Officer of the Company. Mr. Head, formerly Chief Executive Officer, remained as Chairman of the Board of Directors. During the due diligence process, Mr. Head and Mr. McKinnon met with representatives of Morgan Stanley & Co., financial advisor to GMAC ("Morgan Stanley"), to review the nature of the consideration (stock or cash) and to understand the GM approval process. Frederick B. Whittemore, a director of the Company and an advisory director and former managing director at Morgan Stanley, did not participate in the negotiations but had discussions with Morgan Stanley as to the potential interest of the Board of Directors in a stock-for-stock transaction.

  On June 20, 1997, after the due diligence process was completed, GMAC submitted a formal merger proposal to the Board of Directors (the "GMAC Proposal"), which GMAC Proposal was subject to approval from the board of directors of GM. The Board of Directors reviewed the terms of the GMAC Proposal with its legal and financial advisors. Pursuant to the terms of the GMAC Proposal, (i) GMAC would acquire all outstanding shares of Common Stock, all shares of Common Stock issuable upon conversion of the Convertible Preferred Stock, and all shares of Common Stock issuable upon exercise of the Options, at a purchase price in cash of $26.00 per share of Common Stock (net of Option proceeds) and (ii) Merger Sub, a wholly owned direct or indirect subsidiary of GMAC to be incorporated in Delaware, would be merged with and into the Company, with the Company as the surviving corporation. In the afternoon of June 20, 1997, the Board of Directors reviewed and considered the price and structure of the transaction set forth in the GMAC Proposal and discussed a number of factors with respect thereto. The GMAC Proposal stated that consideration would be in cash and, as part of the transaction, the $150 million of indebtedness of the Company under its existing Indentures, dated as of August 26, 1992 and October 15, 1994 with First National Bank of Chicago, as trustee (the "Indentures"), and the $100 million of 10 3/4% Capital Securities (the "Capital Securities") of Integon Capital I (the "Trust") would remain outstanding and would be honored in accordance with their terms. The Merger does not require the consent of the holders of senior notes under the Company's outstanding Indentures , or of the holders of Capital Securities. However, holders of Capital Securities will have the right to require the Trust to repurchase their Capital Securities following the consummation of the Merger, at 101% of the aggregate liquidation amount of such Capital Securities plus accumulated and unpaid distributions thereon. See "--The Merger Agreement--Indebtedness of the Company." In addition, it was noted that (i) there were no financing contingencies to the GMAC Proposal, (ii) GMAC expected to keep the Company intact, including most of the current management team and employees, (iii) the existing severance commitments for employees would generally be recognized, and (iv) GMAC intended to establish employee benefit plans on a basis economically comparable to the Company's current plans. For continuing officers and directors, indemnification provisions under GM's bylaws (and its D&O insurance policy) would be provided on the same terms as are applicable to other employees of GM and its subsidiaries.

  The Board of Directors then reviewed the process of approval of the Merger by GMAC and GM with its legal and financial advisors. The GMAC Proposal stated that the transaction was approved by the GMAC Executive Committee and was subject to the approval of the full board of directors of GMAC (which such GMAC Proposal stated was expected that day) and to the approval of the board of directors of GM. Goldman Sachs informed the directors that, based on its discussions with Morgan Stanley, it was Goldman Sachs' understanding that if the Board of Directors reacted promptly to the GMAC Proposal, it would be quickly approved by GM. A discussion followed among the Directors on various matters, including certain terms of the GMAC Proposal and the issue of the approval by the board of directors of GM. GMAC agreed to use its best efforts to get the matter before the board of directors of GM only if negotiations were held on an exclusive basis. Thus, because the GMAC Proposal presented a price that was so favorable, the Board of Directors concluded that representatives of the Company, including its legal and financial advisors, should pursue the negotiations with GMAC, including a review of GMAC's comments to the draft merger agreement, on an exclusive basis over the weekend, with a goal of getting the matter before the board of directors of GM on Monday if agreement on all terms could be reached. No further negotiations were held with any other entity. On the afternoon of June 20, the Company was informed that GMAC's board of directors had approved the proposed transaction. Contract negotiations started on an exclusive basis with GMAC on June 21 and continued until the night of June 22. The negotiations were conducted by representatives of Goldman Sachs and outside counsel to the Company. The Chairman of the Board of Directors, the President and the General Counsel of the Company were in contact with Goldman Sachs and outside counsel to the Company. On the evening of June 22, the Board of Directors reconvened to review the GMAC Proposal and the definitive Merger Agreement, as negotiated over the weekend. At the meeting, the Board of Directors reviewed in detail the offer from GMAC and the terms of the Merger Agreement and received a presentation from Goldman Sachs as to the financial terms of the transaction. Goldman Sachs advised the Board, orally (which opinion was subsequently confirmed in writing in an opinion dated June 23,
1997), that it was of the opinion that the $26.00 per share in cash to be received by holders of shares of Common Stock pursuant to the Merger Agreement is fair to such holders. See "THE MERGER--Opinion of the Company's Financial Advisor" and Annex B (which is the full text of the written opinion of Goldman Sachs, and which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion and is incorporated herein by reference). The Board of Directors then approved the Merger Agreement by unanimous vote of all the directors, except Mr. Coleman (who was out of the country) and Mr. Zebeck who were not present at the meeting, and determined that the terms of the Merger and the Merger Agreement were fair and in the best interests of the stockholders, all, however, subject to receipt of the approval of the board of directors of GM at its meeting of June 23, 1997.

  On June 23, 1997, the Company was informed that the board of directors of GM had approved the proposed transaction and Goldman Sachs delivered its written fairness opinion to the Company's Board of Directors. The Company asked the NYSE to halt trading in its securities pending an announcement, which was done. The Merger Agreement was signed on the evening of June 23, 1997 and a press release announcing the signing of the Merger Agreement was issued.

  On July 7, 1997, the Board of Directors considered, and all the directors except Mr. Whittemore who was not present at the meeting unanimously approved, an amendment to the Merger Agreement to formally add Merger Sub as a party to the Merger Agreement, ratified the Merger Agreement as so amended and recommended that the Stockholders approve the Merger and approve and adopt the Merger Agreement.

  On July 17, 1997, the Board of Directors approved by unanimous written consent a second amendment to the Merger Agreement clarifying that the shares of Common Stock held by the subsidiaries of the Company will remain outstanding.

  Reasons for the Merger. In determining whether to approve the Merger and the Merger Agreement and to recommend that Stockholders approve the Merger and the Merger Agreement, the Board of Directors gave significant weight to the following factors:

    (x) The historical trading prices for the shares of Common Stock, the price per share offered by GMAC and the fact that the consideration to be paid in the Merger represents a premium of 114.4% over the May 20, 1997 closing market price of $12.13 per share of Common Stock and a premium of 62.5% over the June 23, 1997 closing market price of $16 per share of Common Stock;

    (y) The members of the Board of Directors were generally familiar with and knowledgeable about the Company's affairs, including the present and possible future economic, regulatory and competitive environment in which the Company operates its insurance business, and further reviewed these matters in the course of their deliberations. In evaluating the Company's prospects, the Board of Directors considered, among other things, the recent negative developments in the financial condition and results of operations of the Company and the negative effect of these developments on the ability of the Company to improve its results and capacity to fund and manage its future growth. The Board of Directors also considered the risks facing the Company, including the need for the Company to raise additional capital to replace certain of its outstanding indebtedness that matures in 1998, the subsequent entry of financially stronger and much larger insurers into the Company's business, and the increasing rate of competition and concluded that it would be a number of years before the Company could realize a value to stockholders similar to that offered by the GMAC Proposal;

    (z) The oral opinion (which opinion was subsequently confirmed in writing) received by the Board of Directors from Goldman Sachs on June 22, 1997, to the effect that, as of such date, the $26.00 per share in cash to be received by the holders of Common Stock pursuant to the Merger Agreement is fair to such holders;

    In addition, the Board of Directors also considered favorably the following factors:

    (i) The terms of the Merger Agreement represented the highest price per share for the Common Stock that was proposed to the Company during the process;

    (ii) The process was extensive and afforded each participant every opportunity to submit its best proposal prior to the acceptance of any proposal by the Board of Directors;

    (iii) That the Merger is not conditioned on the availability of financing or other financing contingencies;

    (iv) GMAC's financial condition and credit ratings and its ability to consummate the Merger;

    (v) The uncertainty, if the GMAC Proposal was rejected, of negotiating an alternative transaction on as favorable a basis with another party; and

    (vi) That the Merger Agreement permits third parties to make Acquisition Proposals to the Company and that, if any such proposals were made, the Company, in the exercise of its fiduciary duties, could determine to provide information to, engage in negotiations and, subject to the exercise by GMAC of its right of first refusal or to the payment by the Company of a $15,000,000 break-up fee, enter into a transaction with another party; that the right of first refusal must be exercised quickly (within two business days); and that the break-up fee is a reasonable amount as compared to the total Merger Consideration.

  The Board of Directors recognized that approval of the Merger will result in each stockholder liquidating and selling his, her or its shares of Common Stock and, in effect, result in each stockholder ceasing to have any equity interest in the Company and therefore, losing the opportunity to share in the Company's future earnings and growth. However, the Board of Directors concluded that the GMAC Proposal represented a greater value to the stockholders of the Company given the Company's current financial condition and results of operations and the fact that it would be a number of years before the Company could realize a value to stockholders similar to that offered by the GMAC Proposal. The Board of Directors also recognized that an all-cash transaction would have tax disadvantages for certain stockholders of the Company. However, in the opinion of the Board of Directors, this disadvantage was clearly outweighed by the advantages set forth in paragraphs
(x) through (z) and (i) through (vi) above.

  Based on this analysis, the Board of Directors determined by unanimous vote of the Directors that the Merger is fair to, and in the best interests of, the stockholders. All of the directors except one (Mr. Coleman, who was out of the country) were at the meeting on June 20, 1997. All of the directors except Mr. Coleman and Mr. Zebeck were at the June 22, 1997 reconvened meeting. All of the directors except Mr. Whittemore were at the July 7, 1997 meeting at which the Board of Directors by unanimous vote of the directors present and voting approved the amendment adding Merger Sub as a party to the Merger Agreement and ratified the Merger Agreement as amended.

  The foregoing discussion of the information and factors considered by the Board of Directors is not intended to be exhaustive, and such information and factors were considered collectively by the Board of Directors in connection with its review of the Merger Agreement and the proposed transactions. In view of the variety of factors considered in connection with its evaluation of the Merger, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Board of Directors may have given different weights to different factors. For a discussion of the interests of certain members of the Company's management and Directors in the Merger, which interests were considered by the Board of Directors, see "--Interests of Certain Persons in the Merger."

  The full text of the written opinion of Goldman Sachs, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex B and is incorporated herein by reference. THE STOCKHOLDERS ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See also "--Opinion of the Company's Financial Advisor."

RECOMMENDATION OF THE BOARD OF DIRECTORS

  The Board of Directors has unanimously determined that the Merger and the Merger Agreement are advisable, fair and in the best interests of the Company and its stockholders and approved the Merger Agreement. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AND THE MERGER AGREEMENT. In considering the recommendation of the Board of Directors, Stockholders should be aware that certain directors of the Company have a direct or indirect interest in recommending the Merger, as do certain executive officers of the Company. See "THE MERGER--Interests of Certain Persons in the Merger."

OPINION OF THE COMPANY'S FINANCIAL ADVISOR

  On June 23, 1997, Goldman Sachs delivered its written opinion to the Board of Directors that as of the date of such opinion, the $26.00 per share in cash to be received by the holders of Common Stock pursuant to the Merger Agreement is fair to such holders.

  THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS DATED JUNE 23, 1997, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED HERETO AS ANNEX B TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.

  In connection with its opinion, Goldman Sachs reviewed, among other things,
(i) the Merger Agreement; (ii) Annual Reports to Stockholders and Annual Reports on Form 10-K of Integon for the five years ended December 31, 1996;
(iii) statutory financial statements for Integon for the two years ended December 31, 1996; (iv) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Integon; (v) certain other communications from Integon to its stockholders; (vi) certain financial analyses and actuarial appraisals performed by nationally recognized actuarial and appraisal firms (the "Appraisals"); and (vii) certain internal financial analyses and forecasts for Integon prepared by management. Goldman Sachs also held discussions with members of the senior management of Integon regarding its past and current business operations, financial condition, and future prospects. In addition, Goldman Sachs reviewed the reported price and trading activity for the Common Stock, compared certain financial and stock market information for Integon with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the insurance industry and performed such other studies and analyses as it considered appropriate.

  Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion, including, without limitation, the information furnished by Integon and its actuaries relating to loss and loss adjustment expense reserves and related items. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities (including the loss and loss adjustment expense reserves) of Integon or any of its subsidiaries and, except for the Appraisals, Goldman Sachs has not been furnished with any such evaluation or appraisal. Goldman Sachs' advisory services and the opinion of Goldman Sachs referred to herein were provided for the information and assistance of the Board of Directors in connection with its consideration of the Merger and such opinion does not constitute a recommendation as to how any holder of Common Stock should vote with respect to the Merger.

  The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing its written opinion to the Integon Board on June 23, 1997.

    (i) Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information relating to Integon to corresponding financial information, ratios and public market multiples for 13 publicly traded corporations in the property and casualty insurance industry: American International Group, Inc., The Allstate Corp., Travelers Property/Casualty Corporation, CIGNA Corp., Chubb Corp., Hartford Financial Services Group Inc., St. Paul Companies, Inc., CNA Financial Corp., SAFECO Corporation, Progressive Corp., Cincinnati Financial Corp., United States Fidelity & Guaranty Group and American Financial Group, Inc. (the "P&C Selected Companies"). Goldman Sachs calculated and compared various financial multiples and ratios. The multiples of Integon were calculated using a price of $15.50 per share of Integon Common Stock, the closing price of such Common Stock on the New York Stock Exchange on June 20, 1997, and the multiples of the P&C Selected Companies were calculated using closing market prices for such companies on June 20, 1997. The multiples and ratios for each of the P&C Selected Companies were based on the most recent publicly available information. With respect to the P&C Selected Companies, Goldman Sachs considered estimated calendar year 1997 and 1998 price/earnings ratios (based on median Institutional Broker Estimate System ("IBES") earnings estimates), which ranged from a low of 11.1x to a high of 22.1x, with a median of 15.0x, for estimated calendar year 1997, and a low of 10.4x to a high of 19.5x, with a median of 13.2x, for estimated calendar year 1998, compared for estimated calendar year 1998 to ratios of 13.7x (based on IBES estimates) and 8.7x (based on management estimates) for Integon (estimated calendar year 1997 information was not meaningful for Integon because Integon was estimated to have no earnings for calendar year
  1997). Goldman Sachs also considered for the P&C Selected Companies the market price to book value multiple (excluding any adjustments for FASB No.
  115), which ranged from a low of 0.94x to a high of 3.63x, with a median of 2.28x, compared to a multiple of 1.68x for Integon, and the debt to total capitalization ratio, which ranged from a low of 11.6% to a high of 33.5%, with a median of 19.8%, compared to ratios of 37.1% (based on total capital) and 49.1% (based on tangible capital) for Integon. IBES is a data service, which monitors and publishes a compilation of earnings estimates produced by selected research analysts on companies of interest to investors.

    In addition, Goldman Sachs reviewed and compared certain financial information relating to Integon to corresponding financial information, ratios and public market multiples for five publicly traded corporations in the nonstandard auto insurance industry: Progressive Corp., Guaranty National Corp., Titan Holdings Inc., Mobile America Corp. and Omni Insurance Group, Inc. (the "NS Selected Companies"). Goldman Sachs calculated and compared various financial multiples and ratios. The multiples of Integon were calculated using a price of $15.50 per share of Integon Common Stock, the closing price of such Common Stock on the New York Stock Exchange on June 20, 1997, and the multiples of the NS Selected Companies were calculated using closing market prices for such companies on June 20, 1997. The multiples and ratios for each of the NS Selected Companies were based on the most recent publicly available information. With respect to the NS Selected Companies, Goldman Sachs considered estimated calendar year 1997 and 1998 price/earnings ratios (based on median IBES earnings estimates), which ranged from a low of 8.0x to a high of 18.8x, with a median of 12.9x, for estimated calendar year 1997, and a low of 7.2x to a high of 16.7x, with a median of 11.0x, for estimated calendar year 1998, compared for estimated calendar year 1998 to ratios of 13.7x (based on IBES estimates) and 8.7x (based on management estimates) for Integon (estimated calendar year 1997 information was not meaningful for Integon because Integon was estimated to have no earnings for calendar year 1997). Goldman Sachs also considered for the NS Selected Companies the market price to book value multiple (excluding any adjustments for FASB No.
  115), which ranged from a low of 1.36x to a high of 3.63x, with a median of 1.80x, compared to a multiple of 1.68x for Integon, and the debt to total capitalization ratio, which ranged from a low of 0.0% to a high of 31.5%, with a median of 30.6%, compared to ratios of 37.1% (based on total capital) and 49.1% (based on tangible capital) for Integon.

    (ii) Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis under the following two scenarios: (a) using Integon's management estimates (the "Management Case") and (b) using IBES earnings estimates (the "IBES Case"). Goldman Sachs calculated a net present value of free cash flows for the years 1997 through 2006 using discount rates ranging from 12.5% to 20.0% and based on earnings per share ("EPS") growth rates ranging from 10.0% to 20.0%. Goldman Sachs calculated Integon's terminal values in the year 2006 based on multiples ranging from 12.0x EPS to 18.0x EPS. These terminal values were then discounted to present value using discount rates from 12.5% to 20.0%.

    Using Integon's terminal values in the year 2006 based on multiples ranging from 12.0x EPS to 18.0x EPS and EPS growth rates ranging from 10.0% to 20.0% and then discounting these terminal values to present value using discount rates ranging from 12.5% to 20.0%, the implied per share values (which is the present value of cash flows per share plus the equity terminal value) ranged from a low of $10.27 to a high of $46.83 in the Management Case and from a low of $6.62 to a high of $30.61 in the IBES Case.

    (iii) Analysis at Various Prices. Goldman Sachs prepared a financial analysis of the Merger and calculated various financial multiples assuming
  (a) that holders of Common Stock receive in the Merger $26.00 in cash for each share of Common Stock and (b) $581.0 million (excluding option proceeds) of equity consideration (assuming 15.7 million shares of Common Stock outstanding, 1.6 million options outstanding, 1.2 million treasury shares held by subsidiaries of Integon, and 3.8 million shares of Common Stock issued upon conversion of preferred stock). Goldman Sachs calculated multiples of the equity consideration to: (i) book value and (ii) fully diluted EPS. This analysis indicated that the multiple of stated book value at March 31, 1997 was 3.4x and tangible book value at March 31, 1997 was 8.7x. This analysis indicated that the multiple of (A) (1) estimated 1997 EPS (based on IBES estimates) was (19.7)x and (2) estimated 1998 EPS (based on IBES estimates) was 22.4x, and (B) (1) estimated 1997 EPS (based on management estimates) was (20.5)x, (2) estimated 1998 EPS (based on management estimates) was 15.0x, and (3) estimated 1999 EPS (based on management estimates) was 12.3x. This analysis also indicated that the $26.00 in cash per share of Common Stock to be paid pursuant to the Merger Agreement represented a premium, based on the closing price per share of Integon Common Stock on June 20, 1997 and April 28, 1997 of $15.50 and $9.50, respectively, of 67.7% and 173.7%, respectively.

    (iv) Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to 15 selected transactions in the nonstandard automobile insurance industry since April 1990: the Merger, Allstate Insurance/Colonial Insurance Company of California (pending), FundAmerican/Charter Group--Northern County Mutual (pending), Progressive Corp./Midland Financial, Orion Capital Corp./Guaranty National Corp., Allstate Insurance/All Nation Insurance Co., GGS Management Holdings, Inc./Superior Insurance, Unitrin/Milwaukee Insurance Group, Guaranty National/Viking (Talegen), USF&G Corp./Victoria Financial, Integon/Bankers & Shippers, Guardian Royal Exchange PLC/American Ambassador Casualty Co. (Allianz Group), The Penn Central Corporation/NSA Automobile Insurance Group of American Financial Corporation, Integon Acquisition Corp./Integon Corporation (a majority owned sub of Southmark Corporation), and Stoneridge Resources, Inc./Acceptance Insurance Holdings Inc. (the "NS Selected Transactions"). Such analysis indicated that for the NS Selected Transactions aggregate consideration as a multiple of (a) latest 12 months ("LTM") net income (calculated in accordance with generally accepted accounting principles ("GAAP")) ranged from a low of 8.8x to a high of 44.1x, with a median of 18.2x (LTM net income information is not meaningful for Integon), (b) tangible book value (calculated in accordance with GAAP) ranged from a low of 1.05x to a high of 1.87x, with a median of 1.60x, compared to 8.72x for Integon, (c) statutory net income ranged from a low of 9.3x to a high of 22.5x, with a median of 16.4x, compared to 73.2x for Integon, and (d) statutory surplus ranged from a low of 0.9x to a high of 4.7x, with a median of 2.0x, compared to 2.4x for Integon. Such analysis also indicated that for the NS Selected Transactions, the percentage of premium paid (based on the market price of the acquired company's stock prior to announcement of the transaction) ranged from a low of 15% to a high of 67%, with a median of 65%, compared to 68% for Integon.

    In addition, Goldman Sachs analyzed certain information relating to 49 selected transactions in the property and casualty insurance industry since March 1990: SAFECO Corporation/American States Financial Corp. (pending), Fremont General Corporation/Industrial Indemnity (pending), Vesta Insurance Group, Inc./Anthem Casualty Insurance Co. and Shelby Insurance Co. and subsidiaries (pending), Fireman's Fund Insurance Co./Crop Growers Corp. (pending), General Electric Capital Corp./Coregis Insurance (pending), HCC Insurance Holdings, Inc./Avemco Corp. (pending), American Financial Group, Inc./American Eagle Inc., Progressive Corp./Midland Financial (93.6%), Danielson/Midland Financial (terminated), KKR/Talegen (terminated), Highlands Insurance Group/Vik Brothers Insurance, Inc., St. Paul Companies/Northbrook Insurance (of Allstate Corp.), Orion Capital Corp./Guaranty National Corp.,

  Travelers/Aetna Property/Casualty Group, Delphi Financial/SIG Holdings, Insurance Partners/Highlands Insurance Group (subsidiary of Halliburton), Berkshire Hathaway/GEICO (remaining 49%), W.R. Berkley/MECC (Midwest Employers), Unitrin/Milwaukee Insurance Group, Orion Capital Corp./Guaranty National Corp. (30.7%), Guaranty National Corp./Viking (Talegen), Zurich Insurance/Home Holdings (3.8% stake), USF&G Corp./Victoria Financial, CNA Financial/Continental Corp., Vik Brothers Insurance/Armco Inc.--Insurance Operations, Fremont General Corp./Casualty Insurance Company (subsidiary of Continental Corp.), AIG (raising fully diluted ownership to 42%)/Twentieth Century Industries, Anthem P&C Holdings, Inc., Associated Insurance Holdings/Federal Kemper Insurance Co. (Kemper Corp.), Guardian Royal Exchange PLC/American Ambassador Casualty Co. (Allianz Group), Fairfax Financial Holdings Ltd./Ranger Insurance Co. (Chase Enterprises), WellPoint Health Networks, Inc./Unicare Financial Corp., Primerica/Travelers Corp. (73%), Winterthur Schweizerische/Unigard Insurance Group (subsidiary of John Hancock), Harleysville Group Inc./Lake States Insurance Co. (American Community Mutual), St. Paul Companies/Economy Fire and Casualty (Kemper Corp.), Foundation Health Corp./Business Insurance Corp., State Auto Financial Corp./Milbank Insurance Co., American Banker Insurance Group Inc./Voyager Insurance Co. (Primerica), Ohio Farmers Insurance Co. (of Westfield Companies(/Beacon Insurance Company of America (subsidiary of Allmerica P&C Cos.), Associated Group/Shelby Group (subsidiary of Alleghany)), Vista Resources/American Southern Insurance, Leucadia National Corporation/Colonial Penn Group, Inc. (of FPL Group, Inc.), General Accident Corporation/Hawkeye-Security Insurance Company (of USLICO Corporation), TVH Acquisition Corp./Home Insurance (of AmBase Corp.), Allianz AG Holding/Fireman's Fund Insurance Company (of Fireman's Fund Corporation), The Penn Central Corporation/NSA Automobile Insurance Group of American Financial Corporation, Integon Acquisition Corp./Integon Corporation (a majority owned subsidiary of Southmark Corporation), Stoneridge Resources, Inc./Acceptance Insurance Holdings, Inc., Winterthur Schweizerische/General Casualty Company (of Reliance Group Holdings, Inc.) (the "P&C Selected Transactions"). Such analysis indicated that for the P&C Selected Transactions aggregate consideration as a multiple of (a) LTM net income (calculated in accordance with GAAP) ranged from a low of 5.3x to a high of 47.1x, with a mean of 24.3x and a median of 21.2x (LTM net income information is not meaningful for Integon), (b) tangible book value (calculated in accordance with GAAP) ranged from a low of 0.55x to a high of 4.10x, with a mean of 1.60x and a median of 1.29x, compared to 8.72x for Integon, (c) statutory net income ranged from a low of 6.2x to a high of 53.3x, with a mean of 19.5x and a median of 16.3x, compared to 73.2x for Integon, and (d) statutory surplus ranged from a low of 0.56x to a high of 6.33x, with a mean of 2.05x and a median of 1.69x, compared to 2.4x for Integon. Such analysis also indicated that for the P&C Selected Transactions, the percentage of premium paid (based on the market price of the acquired company's stock prior to announcement of the transaction) ranged from a low of 2.8% to a high of 97.3%, with a mean of 35.9% and a median of 30.8%, compared to 68% for Integon.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness opinion, Goldman Sachs did not reach its opinion based upon any single analysis or factor considered by it; rather Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment, after considering the results of all such analyses. No company or transaction (other than the Merger) used in the above analyses as a comparison is directly comparable to Integon or GMAC or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the Board of Directors as to the fairness to the holders of Common Stock of the $26.00 per share in cash to be received by such holders pursuant to the Merger Agreement and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Integon, GMAC, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

  As described above, Goldman Sachs' opinion to the Board of Directors was one of many factors taken into consideration by the Board of Directors in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Annex B hereto.

  Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Integon selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Goldman Sachs is familiar with Integon, having provided certain investment banking services to Integon from time to time, including having acted as underwriter for the issuance of $100,000,000 aggregate liquidation amount of 10 3/4% Capital Securities by Integon Capital I, a subsidiary of Integon, in February 1997, and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement. Goldman Sachs also has provided investment banking services to GM and GMAC from time to time and may provide investment banking services to GM and GMAC in the future. In the ordinary course of Goldman Sachs' securities businesses, it actively trades the debt and equity securities of Integon and GM and its subsidiaries for its own account and the accounts of its customers, and it therefore may from time to time hold a long or short position in such securities.

  Pursuant to a letter agreement, dated April 28, 1997 (the "Engagement Letter"), Integon engaged Goldman Sachs to act as its financial advisor to assist Integon in its analysis and consideration of the various financial alternatives available to it and in connection with the possible sale of all or a portion of Integon. Pursuant to the terms of the Engagement Letter, Integon has agreed to pay Goldman Sachs upon consummation of the Merger a transaction fee of 1.25% of the aggregate consideration paid in such transaction, which consideration includes the assumption by the Surviving Corporation of the Company's indebtedness under its outstanding indentures (assuming aggregate consideration of approximately $778.6 million, the transaction fee to be paid to Goldman Sachs upon consummation of the Merger is approximately $9.7 million). Integon has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

THE MERGER AGREEMENT

  The following is a summary of the material terms of the Merger Agreement, a copy of which is attached hereto as Annex A. The summary of the Merger Agreement contained herein is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the Merger Agreement. Stockholders are urged to review the Merger Agreement carefully.

  Consideration to be Paid in the Merger. The Merger Agreement provides that upon the terms (and subject to the conditions) set forth in the Merger Agreement, Merger Sub will be merged with and into the Company and the separate existence of Merger Sub will cease, and the Company shall be the Surviving Corporation and shall become an indirect subsidiary of GMAC. As a result of the Merger, each share of Common Stock (other than (i) shares of Common Stock held in the treasury of the Company or owned or held by GMAC, Merger Sub or any other wholly owned subsidiary of GMAC, which will be canceled without payment, (ii) shares of Common Stock in respect of which appraisal rights have been properly demanded and exercised, and (iii) shares of Common Stock held by the subsidiaries of the Company, which will remain outstanding as shares of the Surviving Corporation), will represent the right to receive $26.00, in cash, without interest. Each share of Convertible Preferred Stock (other than shares of Convertible Preferred Stock owned by GMAC, Merger Sub or any other wholly owned subsidiary of GMAC, which will be canceled without payment), which is converted into Common Stock by its holder on or prior to the Effective Time pursuant to the Certificate of Designation, will represent the right to receive $26.00 per share of Common Stock issued upon conversion of such Convertible Preferred Stock (or $68.24 per share of Convertible Preferred Stock), in cash, without interest. After the Effective Time, each share of Convertible Preferred Stock will be convertible into the right to receive $68.24 per share, in cash, without interest, and any shares of Convertible Preferred Stock not so converted will be redeemed at $52.33 per share shortly after the Effective Time. See "THE MERGER--The Merger Agreement--Redemption of Convertible Preferred Stock." Each 1992 Option issued under the 1992 Plan will represent the right to receive, in settlement and cancellation of such 1992 Option, an amount in cash, without interest, equal to the excess of $26.00 over the exercise price of such 1992 Option, multiplied by the number of shares of Common Stock covered by such 1992 Option. Each Omnibus Option issued under the Omnibus Plan will represent the right to receive, in settlement and cancellation of such Omnibus Option, an amount in cash, without interest, equal to (i) the excess of the greater of $26.00 or the Change In Control Price over the exercise price of such Omnibus Option, multiplied by (ii) the number of shares of Common Stock covered by such Omnibus Option. The Merger Agreement provides that (subject to certain provisions therein) the closing of the Merger shall occur as soon as practicable following the satisfaction or, to the extent permitted under the Merger Agreement, waiver of the conditions to the Merger set forth in the Merger Agreement.

  Certificate of Incorporation and Bylaws. At the Effective Time, the certificate of incorporation of the Company will continue as the certificate of incorporation of the Surviving Corporation, and the bylaws of Merger Sub will become the bylaws of the Surviving Corporation.

  Stockholders' Meeting. The Merger Agreement provides that the Company, acting through the Board of Directors, shall take all action necessary to convene a meeting of the stockholders for the purpose of considering and voting on the Merger Agreement and the transactions contemplated thereby as soon as practicable following the date of the Merger Agreement and, subject to its fiduciary duties under applicable law as advised by outside counsel, recommend to the Stockholders the approval of the Merger Agreement and of the transactions contemplated thereby.

  Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties thereto. These include representations and warranties by the Company, subject to exceptions for prior disclosure on schedules and, in certain cases, for matters that do not have a material adverse effect on the business, operations, assets, properties, liabilities, financial condition or results of operations ("Material Adverse Effect") on the Company or any of its subsidiaries, with respect to, among other things, (i) the due organization, valid existence, good standing, due qualification, corporate power and authority of the Company and its subsidiaries; (ii) the full authorization and power to execute and deliver the Merger Agreement and to consummate the transactions contemplated thereby, and the validity and enforceability thereof; (iii) the execution and delivery of the Merger Agreement not conflicting with the charter and bylaws of the Company or its subsidiaries, not constituting a default under contracts, or a violation of laws and regulations; (iv) capitalization; (v) subsidiaries; (vi) certain consents and approvals of governmental entities; (vii) the compliance with the Exchange Act, as amended, in connection with documents filed by the Company with the SEC since December 31, 1995; (viii) insurance subsidiary financial statements and the compliance of such statements with regulatory requirements; (ix) the absence of undisclosed liabilities; (x) the conduct of business in the ordinary course and the absence of material changes and events since December 31, 1996; (xi) the absence of actions or proceedings other than Direct Action Claims (as defined in the Merger Agreement), pending or threatened, or judgments against the Company or its subsidiaries, or facts known that could result into such actions; (xii) the compliance of the Company and its subsidiaries with their charter documents and contracts to which they are parties; (xiii) the timely filing of tax returns and other representations related to tax matters; (xiv) employee benefit plans and certain ERISA matters; (xv) the absence of untrue or misleading statements in the information provided for the Proxy Statement; (xvi) brokers and finders fees;
(xvii) the amendment to the Rights Agreement; (xviii) material contracts;
(xix) the compliance of loss, adjustment to expense and unearned premium reserves with required form and regulatory requirements; (xx) the appropriateness of reinsurance recoverables; (xxi) the absence of labor controversies and collective bargaining agreements; (xxii) the absence of default under or breach of contracts to which the Company or its subsidiaries are parties; (xxiii) the premiums receivable of the insurance subsidiaries arising under validly issued policies and in the ordinary course of business;
(xxiv) bank accounts; (xxv) guarantees; (xxvi) the maintenance of insurance policies to which the Company or its subsidiaries are parties or beneficiaries; (xxvii) disclosures of the interests of related parties in the Company or its subsidiaries; (xxviii) the good title of the Company and its subsidiaries to intellectual property rights used in the course of business and the absence of infringements of the rights of, or claims from, third parties;
(xxix) the compliance of the businesses of the Company and its subsidiaries with laws and regulations; (xxx) the good title of the Company and its subsidiaries to the real property used in the business and the compliance of the use of the real property with laws and regulations; (xxxi) the compliance of investments of insurance subsidiaries with regulatory requirements and state financial standards; (xxxii) the compliance of insurance practices with legal and regulatory requirements; (xxxiii) the obtaining of and compliance with all licenses and other permits required for the conduct of the business of the Company and its subsidiaries; (xxxiv) the absence of material overdue assessment under risk sharing plans; and (xxxv) the availability of documents to GMAC.

  GMAC and Merger Sub have also made certain representations and warranties, including representations and warranties with respect to (i) the due organization, valid existence, good standing, corporate power and authority of GMAC and Merger Sub; (ii) the full authorization and power to execute and deliver the Merger Agreement and to consummate the transactions contemplated thereby, and the validity and enforceability thereof; (iii) the absence of conflict or breach of charter documents, consents and approvals and absence of violation, breach of or default under contracts or legal requirements; and
(iv) brokers and finders fees.

  It is a condition to the obligation of GMAC and Merger Sub to effect the Merger that all representations and warranties of the Company contained in the Merger Agreement be true and correct on and as of the Effective Time as if made on and as of such date, except where the failure of such representation and warranty to be true and correct on the Effective Time has not resulted in a Material Adverse Effect on the Company and its subsidiaries taken as a whole. See "--Conditions to Obligation of GMAC and Merger Sub."

  Conduct of Business Pending Merger. The Company has agreed that from the date of the Merger Agreement to the Effective Time, with certain exceptions, unless GMAC has consented in writing thereto, the Company will, and will cause each of its subsidiaries to conduct its operations in the ordinary course of business consistent with past practice and use its reasonable best efforts to preserve intact its business organization and to maintain satisfactory relationships with customers, suppliers and employees and all other persons having business relationships with it.

  The Company has also agreed that it shall not, and shall not permit any of its subsidiaries to: (i) amend its charter or bylaws; (ii) issue, sell, pledge, or otherwise deliver any capital stock of any class, or any securities convertible into or exchangeable for shares of capital stock of any class of the Company other than shares of Common Stock issuable upon exercise of the Options and upon conversion of the Convertible Preferred Stock; (iii) effect any split, combination or reclassification; (iv) declare or pay or set aside any dividend (other than regularly scheduled dividends on the Common Stock and the Convertible Preferred Stock at their levels on the date of the Merger Agreement); (v) redeem, purchase or otherwise acquire any share of its capital stock; (vi) increase or establish any employee benefit plan or otherwise increase in any manner the compensation payable or to become payable by the Company or any of its subsidiaries to any of their respective directors, officers or employees, other than in the ordinary course of business consistent with past practice or as required under any existing employment agreement or employee benefit plan, or enter into any employment or severance agreement with or grant any severance or termination pay to any director, officer or employee of the Company or any of its subsidiaries, other than in accordance with existing employee benefit plans; (vii) enter into any other agreements, commitments or contracts that are material to the Company and its subsidiaries taken as a whole, other than in the ordinary course of business consistent with past practice; (viii) take any action with respect to the assets and liabilities, rights and obligations of the Company and its subsidiaries that would constitute a material change in such assets, liabilities, rights and obligations of the Company and its subsidiaries; and
(ix) enter into any agreement or commitment, whether in writing or otherwise, to take any action described above or agree, commit or arrange to do any of the foregoing.

  Access to Information. Under the Merger Agreement, from the date of the Merger Agreement to the Effective Time, upon reasonable notice, the Company and its subsidiaries are to afford GMAC and its authorized representatives (including its accountants, financial advisors and legal counsel) reasonable access during normal business hours to all of the properties, personnel, contracts and other agreements, any documents relating to tax returns of the Company and its subsidiaries and other books and records of the Company and its subsidiaries and are to promptly deliver or make available to GMAC a copy of each report, schedule and other document filed by the Company pursuant to the requirements of federal or state securities laws and all other information concerning the business, properties, assets and personnel of the Company and its subsidiaries as GMAC may from time to time reasonably request, including, without limitation, access to outside counsel of the Company or any subsidiary in connection with the review of any claim, dispute, action, proceeding, suit, appeal, investigation or inquiry pending or threatened against the Company or any subsidiary.

  No Solicitation; Fiduciary Duties. The Company has agreed in the Merger Agreement that neither it nor any of its subsidiaries, nor any of their respective officers, directors, employees or representatives, shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any person or group (other than GMAC and Merger Sub or any affiliate, associate or designee of GMAC or Merger Sub) concerning any Acquisition Proposal. The Company is to promptly notify GMAC if any proposal, offer or substantial contact with respect thereto is made by any person in writing. Notwithstanding the foregoing, the Merger Agreement provides that (a) the Board of Directors may take, and disclose to the Company's stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with respect to any tender offer for shares of capital stock of the Company and (b) the Company may, directly or indirectly, furnish information and access, in each case only in response to unsolicited requests after the date of the Merger Agreement, and may participate in discussions and negotiate with any person or group concerning any Acquisition Proposal, only if such person or group has submitted a written Acquisition Proposal to the Board of Directors and the Board of Directors determines in its good faith judgment, based as to legal matters on the written advice of the Company's independent legal counsel, that failing to take such action would constitute a breach of the Board of Directors' fiduciary duty under applicable law. See "--Fees and Expenses" and "-- Termination" for a description of the consequences of responding to an Acquisition Proposal.

  Fees and Expenses. Except as provided in the Merger Agreement, whether or not the Merger is consummated, all fees, charges and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereunder shall be paid by the party incurring such fees, charges or expenses. The Company will bear the costs of the Special Meeting and of soliciting proxies therefor. The Company will reimburse banks, brokers, custodians and other fiduciaries who hold shares of Common Stock in their name or custody, or in the name of nominees for others, for their out-of-pocket expenses incurred in forwarding copies of the proxy materials to those persons for whom they hold such shares. The Company has engaged D.F. King to assist it in the solicitation of proxies and to provide various proxy services for the Company in connection with the Special Meeting at a cost of approximately $9,000 plus reasonable out-of-pocket expenses. See "VOTING AND PROXIES--Record Date; Solicitation of Proxies."

  The Merger Agreement provides that the Company will pay to GMAC a break-up fee of $15,000,000 if the Company terminates the Merger Agreement after having received an Acquisition Proposal from any person or group and after a good faith determination by the Board of Directors, based as to legal matters on the written advice of the Company's independent legal counsel, that failing to terminate the Merger Agreement would constitute a breach of the Board of Directors' fiduciary duty under applicable law. See "--Termination."

  Reasonable Efforts; Additional Actions. The Merger Agreement provides that, subject to the terms and conditions provided therein, the Company, GMAC and Merger Sub shall use all reasonable efforts to take, or cause to be taken, all action, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement, including using all reasonable efforts to (a) obtain all consents, amendments to or waivers under the terms of any of the Company's and the GMAC's borrowing or other contractual arrangements required by the Merger, (b) effect promptly all necessary or appropriate registrations and filings with governmental entities, including, without limitation, filings and submissions pursuant to the HSR Act, the Securities Act, the Exchange Act and the DGCL, (c) effect promptly and prosecute diligently (including responding to all reasonable requests for supplemental information) all approvals, filings and/or notices required under any applicable insurance laws for the consummation of the Merger, (d) defend any lawsuit or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Merger and (e) fulfill or cause the fulfillment of the conditions to closing set forth in the Merger Agreement.

  Notification of Certain Matters. The Merger Agreement provides that the Company shall give notice to GMAC, and GMAC and Merger Sub shall give notice to the Company, promptly upon becoming aware of (a) any occurrence, or failure to occur, of any event, which occurrence or failure to occur has caused or could reasonably be expected to cause any representation or warranty in the Merger Agreement to be untrue or inaccurate in any material respect at any time after the date of the Merger Agreement and prior to the Effective Time and (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it thereunder.

  Public Announcements. The Merger Agreement provides that GMAC and Merger Sub, on the one hand, and the Company, on the other hand, shall not, and shall cause their subsidiaries and affiliates not to, issue or cause the publication of any press release or any other announcement (including without limitation announcements to employees, agents or policyholders) with respect to the Merger, the Merger Agreement or the other transactions contemplated thereby without the consent of the other, except where such release or announcement is required by applicable law or pursuant to any listing agreement with, or the rules or regulations of, any securities exchange or any other regulatory requirements.

  Severance Agreements. Steven C. Andrews and Donald F. McKee, the Executive Vice President and Chief Operating Officer, and the Senior Vice President and Chief Financial Officer, respectively, of the Company, are party to agreements that contain change of control provisions under which such executive officers may be entitled to certain severance payments and additional non-compete payments in the event that such officers' employment is terminated or in the event that such officer voluntarily leaves employment within two years following the Effective Time. John B. Yorke, John C. Beattie, Arthur S. Lyon, Brian T. Sheekey and Kenneth J. Jakubowski, executive officers of the Company, are also party to agreements that contain change of control provisions providing that such officers will be entitled to certain payments in the event that such officers' employment is involuntarily or constructively terminated within two years following the Effective Time. Six other officers of the Company are party to agreements with the Company under which they may be entitled to certain payments upon a change of control of the Company, the terms and conditions of which are similar to those of Messrs. Yorke, Beattie, Lyon, Sheekey and Jakubowski. All the foregoing agreements are collectively referred to herein as the "Severance Agreements." The Company also has a severance pay policy covering its employees, which are not parties to the Severance Agreements, that entitles such employees to receive severance pay if their employment is terminated in connection with a change of control, under certain circumstances. Neither John C Head III nor John B. McKinnon, the Chairman of the Board of Directors, and the President and Chief Executive Officer, respectively, of the Company, are parties to any agreement entitling them to severance or non-compete payments. For a detailed description of the Severance Agreements, see "--Interests of Certain Persons in the Merger."

  The Merger Agreement provides that for a period of at least two years from and after the Effective Time, GMAC will cause the Surviving Corporation to honor the severance policy and Severance Agreements in accordance with the terms of such policy and agreements as are in effect immediately prior to the Effective Time.

  Indebtedness of the Company. The Merger Agreement provides that from and after the Effective Time, GMAC will and will cause the Surviving Corporation to honor in accordance with their terms, the $150 million aggregate principal amount of Senior Notes issued by the Company under the Indenture dated as of August 26, 1992 between the Company and First National Bank of Chicago, as trustee, as supplemented from time to time, and the Indenture dated as of October 15, 1994 between the Company and First National Bank of Chicago, as trustee, as supplemented from time to time, and the approximately $103 million aggregate amount of Junior Subordinated Deferrable Interest Debentures (the "Debentures") issued by the Company under the Indenture dated as of February 10, 1997 between the Company and First Union National Bank of North Carolina, as trustee, as supplemented from time to time (the "Junior Subordinated Indenture"), including, without limitation, any repurchase obligations with respect to the Debentures upon a Change of Control (as such term is defined in the

Junior Subordinated Indenture). Thus, upon the occurrence of a Change of Control under the Junior Subordinated Indenture, holders of Capital Securities of the Trust will have the right, at such holders' option, to require the Company to repurchase a like amount of Debentures corresponding to the liquidation amount of Capital Securities that such holders seek to have repurchased at a repurchase price equal to 101% of the aggregate liquidation amount of such Capital Securities plus accumulated and unpaid distributions thereon to the repurchase date, which date shall not be less than 30 days nor more than 60 days from the date a notice of Change of Control has been sent by the Company to such holders (which notice shall be sent within 10 business days following the occurrence of such Change of Control).

  Termination of Investment Advisory Agreement. The Merger Agreement provides that effective at the Effective Time, the Company shall terminate the Investment Advisory Agreement between the Company and Head Asset Management L.L.C. with no further liability or obligation thereunder to the Company or its subsidiaries.

  Termination of Executive Salary Deferral Plan. As required by GMAC, the Merger Agreement provides that, effective at or prior to the Effective Time, the Company shall terminate the Salary Deferral Plan, which became effective as of January 22, 1997, with no further liability or obligation thereunder to the Company or its subsidiaries other than to pay Mr. Head, the only participant under the plan, having deferred all cash compensation otherwise due him in 1997 indexed to the Common Stock's total return, an amount of approximately $985,000 due thereunder. In addition, under the Omnibus Plan, Mr. Head will be entitled to a bonus of $500,000, which will be deferred until January 2, 1998 and paid by the Surviving Corporation.

  Employee Plans. Under the Merger Agreement, from and after the Effective Time, GMAC has agreed to provide, or cause the Surviving Corporation to provide, to employees of the Company retirement benefits, bonus and incentive compensation and life, health, disability and other welfare benefits on a basis economically comparable to similar plans currently in effect for the Company's employees, and, for purposes of determining eligibility to participate, vesting and entitlement benefits, service with the Company or any subsidiary prior to the Effective Time is to be treated as service with GMAC or its subsidiaries unless such recognition would result in a duplication of benefits. See "--Interests of Certain Persons in the Merger."

  Investment Portfolio. The Company is to cause the investments of its insurance subsidiaries to be maintained prior to the Effective Time in accordance with past investment policies and practices of the insurance subsidiaries, except that, pending the closing, cash proceeds from any investment (whether as a result of the sale or maturity of an investment or from investment income) is to be invested in United States Treasury Securities having a maturity of 4 1/2 to 5 1/2 years.

  Updating of Schedules. From the date of the Merger Agreement until the Effective Time, the Company is to keep up-to-date all of the Schedules to the Merger Agreement, and is to notify GMAC on a monthly basis of any changes or additions or events that may, after the lapse of time, cause any change or addition in any of such Schedules, whether or not such changes or additions relate to matters that are permitted under the Merger Agreement. If the Company submits an amended Schedule to GMAC and, if in GMAC's reasonable judgment, such amendment or supplement, either individually or in the aggregate with other amendments or supplements, results in a change that has had a Material Adverse Effect on the Company and its subsidiaries taken as a whole, then GMAC may reject such amended Schedule and, if the Company fails or refuses to promptly take such actions as are necessary to make the original version of the Schedule satisfy in all material respects each applicable representation and warranty under the Merger Agreement (as of the Effective
Time), such failure or refusal will be deemed to be the failure of the conditions to closing set forth in Article 6 of the Merger Agreement, and GMAC will be entitled to terminate the Merger Agreement. See "--Conditions to Obligation of GMAC and Merger Sub."

  Redemption of Convertible Preferred Stock. Under the Merger Agreement, GMAC shall cause the Surviving Corporation to issue a notice of redemption within five days after the Effective Time to all holders of Convertible Preferred Stock then outstanding. Such notice of redemption shall provide for the Redemption Record Date to be at least 20 days after the notice of redemption has been given. On the Redemption Record

Date, the Surviving Corporation shall redeem all outstanding shares of Convertible Preferred Stock at $52.33 per share, the redemption price under the terms of the Certificate of Designation. If a notice of redemption has been given and any holder of shares of Convertible Preferred Stock shall, prior to the close of business on the fifth day preceding the Redemption Record Date, give written notice to the Surviving Corporation, pursuant to paragraph 6 of the Certificate of Designation, of the conversion of any or all of the shares to be redeemed held by the holder (accompanied by Certificates for such shares, duly endorsed or assigned to the Surviving Corporation and any necessary transfer tax payment, as required by such paragraph 6), then such redemption shall not become effective as to such shares to be converted and such shares shall be converted into the right to receive $68.24 in cash, without interest, which amount corresponds to the amount of cash receivable upon the Merger by a holder of the number of shares of Common Stock into which a share of Convertible Preferred Stock would have been convertible immediately prior to the Merger at the Conversion Price (as defined in the Certificate of Designation) then in effect. See "--Consideration to be Paid in the Merger" and "--Termination."

  General Conditions to the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions: (i) the Merger Agreement shall have been adopted by the affirmative vote of the Stockholders by the requisite vote in accordance with applicable law; (ii) no laws or regulations shall have been enacted, entered, promulgated or enforced by any court or governmental entity that prohibit or prevent the consummation of the Merger;
(iii) all consents, authorizations, orders and approvals of (or filings or registrations with) any governmental entity required in connection with the execution, delivery and performance of the Merger Agreement shall have been obtained or made (as the case may be), except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Material Adverse Effect with respect to the Company or any subsidiary or GMAC, or materially adversely affect the ability of the Company, GMAC or Merger Sub to perform their respective obligations hereunder, and such consents, authorizations, orders and approvals shall be subject to no conditions other than (A) conditions customarily imposed by insurance regulatory authorities or
(B) other conditions that could not reasonably be expected to have a Material Adverse Effect with respect to the Company or any of the subsidiaries, taken as a whole; and (iv) any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated.

  Conditions to Obligation of GMAC and Merger Sub. In addition, the obligation of GMAC and Merger Sub to effect the Merger is subject to the fulfillment or waiver at the Effective Time of the following conditions: (i) the Company shall have performed in all material respects the covenants and obligations required to be performed by it under the Merger Agreement on or prior to the Effective Time; (ii) the representations and warranties of the Company contained in the Merger Agreement shall be true and correct on and as of the Effective Time as if made on and as of such date (except to the extent that any such representation or warranty had by its terms been made as of a specific date in which case such representation or warranty shall have been true and correct as of such specific date); provided, however, that if the failure of any such representations and warranties to be true and correct on and as of the Effective Time, individually or in the aggregate, has not resulted in a Material Adverse Effect on the Company and its subsidiaries taken as a whole, the foregoing condition shall be deemed to have been fulfilled; (iii) GMAC shall have received a certificate signed by an executive officer of the Company to the effect above; (iv) all proceedings taken in connection with the filing of the Certificate of Merger and other similar transactions contemplated hereby and all documents incident to such transactions shall be reasonably satisfactory in form and substance to GMAC and its counsel; and (v) GMAC shall have received a legal opinion of Paul, Weiss, Rifkind, Wharton & Garrison, counsel for the Company, covering certain legal matters.

  Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is subject to the fulfillment or waiver at the Effective Time of the following additional conditions: (i) GMAC and Merger Sub shall have performed in all material respects the covenants and obligations required to be performed by them under the Merger Agreement on or prior to the Effective Time; (ii) the representations and warranties of GMAC and Merger Sub contained in the Merger Agreement shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date; (iii) the Company shall have received a certificate signed by an executive officer of each of GMAC and Merger Sub to the effect above; and (iv) the Company shall have received a legal opinion of GMAC's legal staff covering certain legal matters.

  Rights Agreement. On June 23, 1997, the Company amended (the "Amendment") the Rights Agreement, dated as of January 22, 1997, as amended on February 13, 1997 (as amended, the "Rights Agreement"), between the Company and First Chicago Trust Company of New York, as rights agent. The Amendment provides that none of (a) the execution or delivery of the Merger Agreement by the Company and GMAC, (b) GMAC or Merger Sub, or any Affiliate or Associate (as defined in the Rights Agreement) of GMAC or Merger Sub, becoming a Beneficial Owner (as defined in the Rights Agreement) of Common Stock pursuant to the Merger Agreement or (c) the consummation of the Merger or other transactions contemplated in the Merger Agreement shall (i) cause GMAC or the Merger Sub, or any Affiliate or Associate of GMAC or Merger Sub, to become an Acquiring Person (as defined in the Rights Agreement), (ii) cause a Distribution Date (as defined in the Rights Agreement) to occur in accordance with the terms of the Rights Agreement or (iii) be deemed a Section 13 Event (as defined in the Rights Agreement). The Amendment also provides that the Expiration Date (as defined in the Rights Agreement) shall occur at or prior to the earliest to occur of (i) the close of business on January 22, 2007, (ii) the time at which the Rights (as defined in the Rights Agreement) are redeemed, (iii) the time at which such Rights are exchanged or (iv) the Effective Time.

  Termination. The Merger Agreement may be terminated and the Merger contemplated thereby may be abandoned at any time notwithstanding approval thereof by the Stockholders, but prior to the Effective Time:

    (a) by mutual written consent of GMAC, Merger Sub and the Company;

    (b) by GMAC, Merger Sub or the Company:

      (i) if a court of competent jurisdiction or other governmental entity shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order or other action shall have become final and nonappealable; or

      (ii) if the Effective Time shall not have occurred on or before December 31, 1997, provided, however, that the right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill materially any covenant or obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

    (c) by GMAC, Merger Sub or the Company, if the stockholder approval shall not have been obtained by reason of the failure to obtain the requisite vote at a duly held meeting of stockholders or at any adjournment thereof; and

    (d) by the Company if the Company receives an Acquisition Proposal from any person or group and the Board of Directors determines in its good faith judgment, based as to legal matters on the written advice of the Company's independent legal counsel, that failing to terminate the Merger Agreement would constitute a breach of the Board of Directors fiduciary duty under applicable law; provided, however, that if the Company exercises its right to terminate the Merger Agreement, (i) the Company, upon giving written notice of termination of the Merger Agreement shall furnish a written copy of the Acquisition Proposal giving rise to such termination, and GMAC shall have a right of first refusal, exercisable within two business days after delivery of the Acquisition Proposal to GMAC, to acquire the Company and its subsidiaries on substantially the same economic terms set forth in such Acquisition Proposal, provided that GMAC may substitute cash for any non-cash consideration provided for under such Acquisition Proposal so long as a substantially equivalent economic value, on an after-tax basis, is provided to the Company's stockholders; and (ii) in the event GMAC elects not to exercise such right of first refusal, the Company, upon demand by GMAC, shall pay GMAC a break-up fee equal to $15,000,000. After exercise of any right of first refusal by GMAC in accordance with the immediately preceding sentence, GMAC shall have 180 days to close such transaction.

  Indemnification. The Merger Agreement provides that the certificate of incorporation and bylaws (or equivalent governing instruments) of the Surviving Corporation and each of its subsidiaries shall contain provisions no less favorable with respect to indemnification than are set forth in the certification of incorporation and bylaws of the Company and its subsidiaries, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Effective Time were directors, officers, agents or employees of the Company or any of its subsidiaries or who were otherwise entitled to indemnification pursuant to the certificate of incorporation and bylaws (or equivalent governing instruments) of the Company or any of its subsidiaries. GMAC shall cause to be maintained in effect for six years after the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company and its subsidiaries with respect to matters occurring prior to the Effective Time; provided, however, that GMAC may substitute therefor policies of at least the same coverage containing terms and conditions that are no less advantageous than the existing policies (including with respect to the period covered).

  Amendment. To the extent permitted by applicable law, the Merger Agreement may be amended, modified or supplemented, at any time before or after adoption of the Merger Agreement by the Stockholders by an instrument in writing signed on behalf of all of the parties prior to the Effective Time; provided, however, that after the Merger Agreement is adopted by the Stockholders, no such amendment or modification shall (a) alter or change the amount or kind of consideration to be delivered to the stockholders, (b) alter or change any term of the certificate of incorporation of the Surviving Corporation to be effected by the Merger or (c) alter or change any of the terms or conditions of the Merger Agreement if such alteration or change would adversely affect the stockholders.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain directors and executive officers of the Company have interests in the Merger that may be different from, or in addition to, those of the Stockholders generally.

  Certain directors and executive officers of the Company are holders of 1992 Options, which are fully vested, or which will become fully vested and exercisable at the Effective Time and will represent the right to receive, in settlement and cancellation of such 1992 Options, an amount in cash, without interest, equal to the excess of $26.00 over the exercise price of such 1992 Options, multiplied by the number of shares of common stock covered by such 1992 Options. Certain directors and executive officers of the Company are holders of Omnibus Options, which are fully vested, or which will become fully vested and exercisable at the Effective Time and will represent the right to receive, in settlement and cancellation of such Omnibus Options, an amount in cash, without interest, equal to (i) the excess of the greater of $26.00 or the Change In Control Price over the exercise price of such Omnibus Options, multiplied by (ii) the number of shares of Common Stock covered by such Omnibus Options. See "The Merger Agreement--Consideration to be Paid in the Merger."

  The following table sets forth the 1992 Options and Omnibus Options held by the directors and executive officers of the Company.

                                   1992 OPTIONS             OMNIBUS OPTIONS
                             ------------------------- -------------------------
                                NUMBER OF                 NUMBER OF
                                SECURITIES   EXERCISE    SECURITIES    EXERCISE
                               UNDERLYING      PRICE     UNDERLYING      PRICE
    NAME                     OPTIONS GRANTED ($/SHARE) OPTIONS GRANTED ($/SHARE)
    ----                     --------------- --------- --------------- ---------
John B. McKinnon............        --            --        3,550       $19.00
Steven C. Andrews...........     85,000            (1)     40,786           (2)
Donald F. McKee.............     50,000       $17.125      40,786           (2)
John B. Yorke...............     39,000            (3)      6,000       $14.00
Brian T. Sheekey............     20,000       $20.125       6,000       $14.00
Arthur S. Lyon, Jr..........     24,600            (4)      6,000       $14.00
John C. Beattie.............     39,000            (5)      6,000       $14.00
Kenneth J. Jakubowski.......        --            --       15,000       $12.50

--------
(1) Exercise price of $15.00 for 75,000 shares and $17.125 for 10,000 shares.
(2) Exercise price of $18.375 for 25,786 shares and $14.00 for 15,000 shares.
(3) Exercise price of $20.25 for 35,000 shares and $20.00 for 4,000 shares.
(4) Exercise price of $30.25 for 8,000 shares, $18.25 for 4,800 shares, $17.125 for 5,400 shares and $20.00 for 6,400 shares.
(5) Exercise price of $18.25 for 25,000 shares, $17.125 for 7,000 shares and $20.00 for 7,000 shares.

  John C Head III will be entitled to certain payments due under the Salary Deferral Plan and the Omnibus Plan. See "THE MERGER--The Merger Agreement-- Termination of Executive Salary Deferral Plan."

  Steven C. Andrews, Donald F. McKee, John B. Yorke, John C. Beattie, Arthur
S. Lyon, Jr., Brian T. Sheekey and Kenneth J. Jakubowski, all of whom are executive officers of the Company, are party to Severance Agreements.

  Under the Severance Agreements of Steven C. Andrews and Donald F. McKee, in the event of a Change in Control of the Company (as defined in such executive's Severance Agreement), either the Company or the executive may terminate the executive's employment within 24 months after the Change in Control, and upon such termination (unless the termination is for Cause (as defined in such executive's Severance Agreement) the executive will receive as severance pay and in lieu of any further salary for periods subsequent to the date of termination, an amount in cash equal to the lesser of 1 1/2 times the executive's base salary and any targeted bonus amount in cash equal to 100% of the performance award under Article 8 of the Omnibus Plan that would have been payable for the calendar year in which the termination occurs, assuming that the performance goal for the year had been attained at 100% (except to the extent the targeted bonus amount described below has already been paid pursuant to the change in control provisions of the Omnibus Plan) or 2.99 times the executive's "annualized includible compensation for the base period" minus any parachute payment (as defined in Section 280G(d)(1) of the Internal Revenue Code) payable one-third at the time of termination, one-third at the end of the 12 months following the date of termination, and one-third at the end of the 18 months following the date of termination. In addition, upon a Change in Control, the Company has agreed to make certain payments to the executive, payable one-third six months after the date of termination, one-third 12 months after the date of termination and one-third 18 months after the date of termination. As consideration for such payment in the event of a termination in connection with a Change in Control, the executive has agreed for a period of 18 months following his termination that he will not, as an individual, proprietor, partner, joint venturer, shareholder (other than in a publicly traded company provided that the executive does not own more than 3% of the securities of such company), investor, consultant, advisor, broker, director, officer, agent, employee, trustee, beneficiary or in any other capacity whatsoever, directly or indirectly engage in, or participate with any other person or entity to engage in, any business or activity, whether consisting of a single transaction or a series of transactions or continuous activity, similar to or competitive with the primary business or activity in which the Company engages during the term of the agreement; provided, however, that the Company's sole remedy in the event of a breach of the executive's agreement is to be released from making payments under the agreement to the executive. If his employment is terminated in connection with the Merger, Mr. Andrews will be entitled to receive a payment of approximately $1,036,000 (which amount excludes the target bonus amount to be paid under the Omnibus
Plan), and Mr. McKee will be entitled to approximately $1,084,000 (which amount excludes the target bonus amount to be paid under the Omnibus Plan), plus, in each case, any benefit that the executive may have been due under any benefit plan.

  Under the Severance Agreements of Messrs. Yorke, Beattie, Lyon, Sheekey and Jakubowski, in the event of a Change in Control of the Company (as defined in such executive's Severance Agreement), either the Company or the executive if the executive has Good Reason (as defined in such executive's Severance Agreement), may terminate the executive's employment within 24 months after the Change in Control, and upon such termination (unless the termination is for Cause (as defined in such executive's Severance Agreement)), the executive will receive an amount in cash equal to the executive's base salary for 12 months at the rate in effect just prior to the date of termination, such amount being paid in equal semi-monthly payments over the 12 month period following the date of termination. The Company will also pay to the executive the targeted bonus amount in cash equal to 100% of the value of the award under the Annual Incentive Award Plan of the Company that would have been payable for the calendar year in which the termination occurs, assuming that the performance goal for the year had been attained at a level of 100%. Such bonus amount will be payable in equal semi-monthly payments over the 12 month period following the date of termination. Further, the Company will pay to the executive for the period ending 12 months after the date of termination any benefit that may be due to the executive under any benefit plan, program or policy of the Company, except other severance pay plans. Further, the Company will pay to the executive an amount in cash equal to any award under the Omnibus Plan that exceeds the maximum award that may be paid out under the Omnibus Plan during any performance period. In addition, the Company will pay the executive up to an additional six months of base salary in the event that the executive is not employed at the end of the 12 month period, provided that the executive is using his best efforts to obtain comparable employment. Such payments will be made in equal installments on a semi-monthly basis for up to six months so long as the executive remains unemployed and continues to use his best efforts to obtain comparable employment. If the executive becomes employed during such additional six month period, he will be entitled to continue to receive the difference between the severance pay and the base salary of the new job, if any, for the remainder of the six month period. Notwithstanding the foregoing, if the Company determines that the value of the non-compete described below is greater than the 18 months of base salary plus the targeted bonus amount for one year, the Company will pay the executive the value of the non-compete in lieu of any base salary and the targeted bonus amount. As consideration for such payments, the executive has agreed for a period of 18 months following the date of termination that he will not, as an individual, proprietor, partner, joint venturer, shareholder (other than in a publicly traded company provided that the executive does not own more than 3% of the securities of such company), investor, consultant, advisor, broker, director, officer, agent, employee, trustee, beneficiary or in any other capacity whatsoever, directly or indirectly, engage in, or participate with any other person or entity to engage in, any business or activity, whether consisting of a single transaction or a series of transactions or continuous activity, similar to or competitive with the primary business or activity in which the Company engages during the term of the agreement; provided, however, that the Company's sole remedy in the event of a breach of the executive's agreement is to be released from making payments under the agreement to the executive. If his employment is terminated in connection with the Merger, and assuming that the value of his non-compete is not greater than 18 months of base salary plus the targeted bonus amount, Mr. Yorke will be entitled to a maximum payment of $350,000, Mr. Beattie a maximum of $281,200, Mr. Lyon a maximum of $340,000 and Mr. Sheekey and Mr. Jakubowski each a maximum of $266,000, plus in each case, any benefits that the executive may have been due under any benefit plan.

  The Merger Agreement provides that for a period of at least two years from and after the Effective Time, GMAC will cause the Surviving Corporation to honor the Severance Agreements in accordance with their terms immediately prior to the Effective Time. See "The Merger Agreement--Severance Agreements."

  Under the Omnibus Plan, Messrs. Andrews, McKee, Yorke, Beattie, Lyon, Sheekey and Jakubowski will be entitled to a bonus payable, regardless of the Company's performance, upon the Merger, in the following amounts: Mr. Andrews will be entitled to $327,000, Mr. McKee $318,333, Mr. Yorke $173,333, Mr. Beattie $156,000, Mr. Lyon $182,000, Mr. Sheekey $121,333, and Mr. Jakubowski $65,000.

  From and after the Effective Time, GMAC agrees to provide, or cause the Surviving Corporation to provide, to employees of the Company retirement benefits, bonus and incentive compensation and life, health, disability and other welfare benefits on a basis economically comparable to similar plans currently in effect for the Company's employees, and, for purposes of determining eligibility to participate, vesting and entitlement benefits, service with the Company or any subsidiary prior to the Effective Time shall be treated as service with GMAC or its subsidiaries, except to the extent such recognition would result in a duplication of benefits. See "The Merger Agreement--Employee Plans."

REGULATORY APPROVALS

  U.S. Antitrust Matters. Under the provisions of the HSR Act applicable to the Merger, the Merger may only be consummated following the expiration of a 30-calendar day waiting period following the filing by the

Company and by GMAC of Notification and Report Forms with respect to the Merger, unless GMAC or the Company receives a formal request for additional information or documentary material from the Antitrust Division of the United States Justice Department (the "Antitrust Division") or the Federal Trade Commission (the "FTC") or unless early termination of the waiting period is granted. GMAC and the Company submitted their Notification and Report Forms with respect to the Merger on June 30, 1997. Early termination of the applicable waiting period was granted on July 14, 1997, effective immediately.

  However, at any time before or after the Effective Time, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking the divestiture of shares of Common Stock acquired by GMAC or the divestiture of substantial assets of the Company or its subsidiaries or GMAC or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

  Insurance Laws. State insurance holding company laws and regulations applicable to the Company generally provide that no person may acquire control of the Company unless such person has provided certain required information to, and such acquisition has been approved (or not disapproved) by, the appropriate insurance regulatory authorities. In accordance with the insurance holding company laws of North Carolina, GMAC, on behalf of itself and certain of its subsidiaries, has filed an application on Form A for the approval of the Merger with the North Carolina Insurance Department. As of the date of this Proxy Statement, GMAC has filed all required applications with the North Carolina Insurance Department, but the North Carolina Insurance Department has not completed its review of the filing. Numerous different states have adopted laws which require an acquiror of an insurer to file notification of the intended acquisition under certain circumstances. GMAC is investigating the need for such filings and will comply with any such statutory requirements. In addition, GMAC has filed all required applications with the Bermuda Monetary Authority required under the laws and regulations of Bermuda, but the Bermuda Monetary Authority has not completed its review of the filing.

CERTAIN TAX CONSEQUENCES TO STOCKHOLDERS

  The following is a summary of certain United States income tax consequences of the Merger to Stockholders.

  The receipt of cash in exchange for Common Stock (including Common Stock issuable upon conversion of the Convertible Preferred Stock) pursuant to the Merger, upon the exercise of appraisal rights or, in the case of the Convertible Preferred Stock not converted prior to the Effective Time, upon a conversion or redemption after the Effective Time, will be taxable transactions for U.S. federal income tax purposes and may also be taxable transactions under applicable state, local and foreign tax laws. A Stockholder will generally recognize gain or loss for U.S federal income tax purposes in an amount equal to the difference between such Stockholder's adjusted tax basis in such Stockholder's Common Stock (including Common Stock issuable upon conversion of the Convertible Preferred Stock) or the Convertible Preferred Stock and the cash received by such Stockholder. Such gain or loss will be a capital gain or loss if such Common Stock or Convertible Preferred Stock converted at the Effective Time is held as a capital asset and will be long-term capital gain or loss if, at the Effective Time, such Common Stock or Convertible Preferred Stock has been held for more than one year. In the case of Convertible Preferred Stock not converted at the Effective Time, such gain or loss will be a capital gain or loss if such Convertible Preferred Stock is held as a capital asset and will be a long-term capital gain or loss if, at the date of conversion or redemption, such Convertible Preferred Stock has been held for more than one year.

  The receipt of consideration pursuant to the Merger or the exercise of appraisal rights may be subject, under certain circumstances, to "backup withholding" at a 31% rate. This withholding generally applies only if the Stockholder (i) fails to furnish his or her social security or other taxpayer identification number ("TIN") within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that he or she has failed to report properly interest or dividends, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is the correct number and that he or she is not subject to backup withholding.

  The foregoing discussion may not apply to Stockholders or Option holders who acquired their Common Stock or Options pursuant to the exercise of employee stock options or other compensation arrangements with the Company, who are not citizens or residents of the United States or who are otherwise subject to special tax treatment. EACH STOCKHOLDER AND OPTION HOLDER IS URGED TO CONSULT HIS, HER OR ITS TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

ACCOUNTING TREATMENT

  The Merger will be treated as a "purchase" for accounting purposes.

SOURCE AND AMOUNT OF FUNDS

  The total amount of funds necessary for payment of the Merger Consideration under the Merger Agreement will be approximately $527,900,000. The foregoing amount assumes that the Options outstanding as of August 22, 1997 will be cashed-out at the difference between $26.00 per share minus the exercise price per share of such Options and that all shares of Convertible Preferred Stock will be converted on or prior to the Effective Time. GMAC also intends to fund or cause to be funded the insurance subsidiaries of the Company as necessary to continue their operations in accordance with applicable insurance laws and regulations or otherwise as required by the North Carolina Insurance Department. GMAC anticipates paying the foregoing amounts from the internal resources of GMAC or its affiliates. See "THE MERGER--The Merger Consideration."

APPRAISAL RIGHTS

  Record holders of shares of Common Stock who follow the appropriate procedures are entitled to appraisal rights under Section 262 of the DGCL in connection with the Merger. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL which is reprinted in its entirety as Annex C to this Proxy Statement. Except as set forth herein, stockholders will not be entitled to appraisal rights in connection with the Merger.

  Under Section 262 of the DGCL, record holders of shares of Common Stock who follow the procedures set forth in Section 262 of the DGCL and who do not vote in favor of the Merger will be entitled to have their shares of Common Stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court.

  Under Section 262 of the DGCL, where a merger agreement is to be submitted for adoption at a meeting of stockholders, as in the case of the Special Meeting, not less than 20 days prior to the meeting, the Company must notify each of the stockholders who are entitled to appraisal rights that such appraisal rights are available and include in each such notice a copy of
Section 262 of the DGCL. This Proxy Statement constitutes such notice. Any holder of Common Stock who wishes to exercise appraisal rights should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified in Section 262 of the DGCL will result in the loss of appraisal rights under the DGCL.

  A holder of shares of Common Stock wishing to exercise appraisal rights must deliver to the Company, before the vote on the adoption of the Merger Agreement at the Special Meeting, a written demand for appraisal of such holder's shares of Common Stock. Such demand will be sufficient if it reasonably informs the Company of the Stockholder's identity and that the Stockholder intends to demand appraisal of his or her shares. A proxy or vote against the Merger will not satisfy this requirement. In addition, a holder of shares of Common Stock wishing to exercise appraisal rights must be the record holder of such shares on the date the written demand for appraisal is made and must continue to hold such shares of record through the Effective Time.

  Only a holder of record of shares of Common Stock is entitled to assert appraisal rights for the shares of Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record fully and correctly, as the holder's name appears on the stock certificates. If shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal should be made in that capacity, and if the shares of Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand for appraisal should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds shares of Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares of Common Stock held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of Common Stock held in the name of the record owner. Holders of shares of Common Stock who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

  All written demands for appraisal of shares of Common Stock should be mailed or delivered to Integon Corporation, 500 West Fifth Street, Winston-Salem, North Carolina 27152, Attention: Secretary so as to be received before the vote on the adoption of the Merger Agreement at the Special Meeting.

  Within 10 days after the Effective Time, the Company, as the surviving corporation in the Merger, must send a notice as to the effectiveness of the Merger to each person who has satisfied the appropriate provisions of Section 262 of the DGCL. Within 120 days after the Effective Time, but not thereafter, the Company, or any holder of shares of Common Stock entitled to appraisal rights under Section 262 of the DGCL and who has complied with the foregoing procedures, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of such shares. The Company is not under any obligation, and has no present intention, to file a petition with respect to the appraisal of the fair value of the shares of Common Stock. Accordingly, it is the obligation of the Stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262 of the DGCL.

  Within 120 days after the Effective Time, any record holder of shares of Common Stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of shares of Common Stock not voted in favor of the Merger with respect to which demands for appraisal were received and the aggregate number of holders of such shares. Such statements must be mailed within 10 days after a written request therefor has been received by the Company.

  If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the holders of shares of Common Stock entitled to appraisal rights and will appraise the "fair value" of the shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders considering seeking appraisal should be aware that the fair value of their shares of Common Stock as determined under Section 262 of the DGCL could be more than, the same as or less than the value of the Merger Consideration that they would otherwise receive if they did not seek appraisal of their shares of Common Stock. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. More specifically, the Delaware Supreme Court has stated that: "Fair value, in an appraisal context, measures that which has been taken from the shareholder, viz., his proportionate interest in a going concern. In the appraisal process the corporation is valued as an entity, not merely as a collection of assets or by the sum of the market price of each share of its stock. Moreover, the corporation must be viewed as an ongoing enterprise, occupying a particular market position in the light of future prospects." The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Common Stock have been appraised. The costs of the action may be determined by the court and taxed upon the parties as the court deems equitable. Upon application of a Stockholder, the court may also order that all or a portion of the expenses incurred by any holder of shares of Common Stock in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of Common Stock entitled to appraisal.

  Any holder of shares of Common Stock who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the Effective Time, be entitled to vote the shares of Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares of Common Stock as of a date prior to the Effective Time).

  If any holder of shares of Common Stock who demands appraisal of shares under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, the right to appraisal, as provided in the DGCL, the shares of Common Stock of such holder will be converted into Merger Consideration without interest in accordance with the Merger Agreement. A holder of shares of Common Stock will fail to perfect, or will effectively lose, the right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time. A holder may withdraw a demand for appraisal by delivering to the Company a written withdrawal of the demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time will require the written approval of the Company and, after a petition for appraisal has been filed, such appraisal proceeding may not be dismissed as to any stockholder without the approval of the Court.

  Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

  Holders of Convertible Preferred Stock, as such, are not entitled to appraisal rights in connection with the Merger, although such holders who convert their shares of Convertible Preferred Stock into Common Stock prior to the Special Meeting and who comply with the foregoing requirements for demanding and perfecting appraisal rights with respect to such Common Stock may seek appraisal of such shares of Common Stock.

  The foregoing is a summary of certain of the provisions of Section 262 of the DGCL and is qualified in its entirety by reference to the full text of such Section, a copy of which is attached hereto as Annex C.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

  The selected consolidated income statement and balance sheet data set forth below have been derived from the financial statements of the Company. The selected consolidated financial information below should be read in conjunction with the financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Form 10-K for the year ended December 31,1996 and Form 10-Q for the quarter ended June 30, 1997 incorporated by reference hereto.

                            SIX MONTHS ENDED
                                JUNE 30,                          YEARS ENDED DECEMBER 31,
                          -------------------------  ---------------------------------------------------------
                           1997(5)          1996      1996(5)       1995      1994(3)       1993(3)   1992(3)
                          ----------     ----------  ----------  ----------  ----------     --------  --------
                                                         (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE
                                                                          AMOUNTS)
OPERATING RESULTS
 Direct premiums
  written...............  $  471,942     $  458,926  $  935,011  $  797,373  $  545,483     $395,767  $341,957
 Net premiums written...     388,463        392,073     797,989     620,447     363,467      246,393   193,459
 Total revenues.........     421,025        370,096     783,411     627,458     369,587      267,510   215,287
 Income (loss) from
  continuing
  operations............     (36,788)        11,682         170      36,619      22,538       43,286    31,324
 Net income (loss)......     (36,788)        11,682         170      33,995      23,188       44,196    30,110
 Net income (loss)
  available to common
  stockholders..........     (39,573)         8,897      (5,400)     28,425      22,306       44,196    29,772
PER SHARE
 Income (loss) from
  continuing
  operations............  $    (2.51)    $      .56  $     (.34) $     1.86  $     1.38     $   2.53  $   1.94
 Net income (loss)......       (2.51)           .56        (.34)       1.73        1.42         2.58      1.87
 Weighted average shares
  outstanding...........      15,745         15,863      15,850      19,635      15,750       17,119    15,918
 Dividends paid.........  $      .18     $      .18  $      .36  $      .36  $      .36     $    .32  $    .16
FINANCIAL POSITION
 Cash and invested
  assets................  $  685,899 (4) $  523,971  $  567,892  $  505,104  $  420,919     $244,588  $242,249
 Total assets...........   1,484,437      1,296,286   1,356,799   1,241,679   1,152,123      656,721   584,070
 Short-term debt........      26,000         21,000      44,000      16,000      21,000       16,049       --
 Notes payable..........     150,714        150,743     150,760     150,807     150,812       75,826    74,808
 Company-Obligated
  Mandatorily Redeemable
  Capital Securities of
  Subsidiary Trust......     100,000            --          --          --          --           --        --
 Stockholders' equity...     173,252        229,018     215,391     234,847     195,259      127,462   115,820
GAAP COMBINED RATIO(1)
 Loss ratio.............        90.1%          76.7%       80.0%       73.4%       70.4%        62.1%     57.0%
 Expense ratio..........        25.3           20.9        22.4        21.6        22.0         21.9      24.1
                          ----------     ----------  ----------  ----------  ----------     --------  --------
 Combined ratio.........       115.4%          97.6%      102.4%       95.0%       92.4%        84.0%     81.1%
                          ----------     ----------  ----------  ----------  ----------     --------  --------
SELECTED INSURANCE
 COMPANY STATUTORY
 DATA(2)
 Loss ratio.............        90.0%          75.5%       79.4%       73.2%       70.8%        63.0%     57.0%
 Expense ratio..........        24.2           21.5        22.1        21.5        21.7         22.0      20.9
                          ----------     ----------  ----------  ----------  ----------     --------  --------
 Combined ratio.........       114.2%          97.0%      101.5%       94.7%       92.5%        85.0%     77.9%
                          ----------     ----------  ----------  ----------  ----------     --------  --------
 Statutory net income
  (loss)................  $  (22,730)    $   11,909  $    6,882  $   41,814  $   37,883(3)  $ 35,097  $ 39,267
 Statutory surplus......     273,714 (6)    246,099     245,919     226,832     198,589      103,033   105,395
 Net premiums written to
  statutory surplus.....         2.9x           2.9x        3.2x        2.7x        2.6x(3)      2.4x      1.8x

--------

(1) Ratios for 1993 exclude the effect of non-recurring items relating to the settlement of a premium rate dispute.

(2) Combined ratio for 1994 is computed including the results of Bankers and Shippers for the period after the acquisition date of October 18, 1994.


(3) During October 1994, the Company acquired Bankers and Shippers for $153.2 million and the transaction was accounted for under the purchase method. The results of operations of Bankers and Shippers are included with the results of the Company from October 18, 1994. See Note B "Acquisitions-Purchase of Bankers and Shippers" to the financial statements for the year ended December 31, 1996 included in the Form 10-K incorporated by reference for selected proforma operating results assuming the acquisition occurred on January 1, 1994 and 1993, respectively. The net premiums written to statutory surplus and statutory net income includes the results of Bankers and Shippers for the full year 1994.

(4) Gives effect to the February 10, 1997, issuance of Company-Obligated Mandatorily Redeemable Capital Securities of Subsidiary Trust Holding Solely the Company's Junior Subordinated Deferrable Interest Debentures in the amount of $100.0 million.

(5) The financial statements of the Company for the year ended December 31, 1996 and the six months ended June 30, 1997 include the effects of increases in loss and loss adjustment expenses payable of $12.5 million and $42.0 million, respectively due to actual loss and loss adjustment expenses in excess of original expectations.

(6) During the first quarter of 1997, the Company contributed $50.0 million of capital in the form of certificates of contribution to its insurance subsidiaries.

                 MARKET PRICES AND CASH DIVIDENDS INFORMATION

  Shares of Common Stock and Convertible Preferred Stock are listed and traded on the NYSE. On June 20, 1997, the last full trading day preceding public announcement of the signing of the Merger Agreement, the high, low and closing sales prices of a share of Common Stock on the NYSE Composite Transactions Tape were $16.125, $15.50 and $15.50, respectively, and the high, low and closing sales prices of a share of Convertible Preferred Stock were $48, $47.75 and $48, respectively. On June 23, 1997, the date on which the signing of the Merger Agreement was announced, the high, low and closing sales prices of a share of Common Stock on the NYSE Composite Transactions Tape immediately prior to a trading halt pending the announcement were $16.125, $15.50 and $16, respectively, and the high, low and closing sales price of a share of Convertible Preferred Stock were $48.50, $48.50 and $48.50, respectively. On
      , 1997, the latest practicable trading day before the printing of this Proxy Statement, the high, low and closing sales prices of a share of Common
Stock on the NYSE Composite Transactions Tape were $   , $    and $   ,
respectively, and the high, low and closing sales price of a share of
Convertible Preferred Stock were    ,     and    , respectively.

  The following table sets forth the quarterly cash dividends paid by the Company on the Common Stock and on the Convertible Preferred Stock for the most recent fiscal year and any interim period:

                                                             1996       1997
                                                          ---------- ----------
  Common Stock
    First Quarter........................................ $   .09/Sh $   .09/Sh
    Second Quarter....................................... $   .09/Sh $   .09/Sh
    Third Quarter........................................ $   .09/Sh        --
    Fourth Quarter....................................... $   .09/Sh        --
  Convertible Preferred Stock
    First Quarter........................................ $.96875/Sh $.96875/Sh
    Second Quarter....................................... $.96875/Sh $.96875/Sh
    Third Quarter........................................ $.96875/Sh        --
    Fourth Quarter....................................... $.96875/Sh        --

  On August 14, 1997, the Board of Directors declared a cash dividend of $.09 per share of Common Stock and of $.96875 per share of Convertible Preferred Stock, which will be payable on September 15, 1997 by the Company to stockholders of record on September 2, 1997.

  The Company, a holding company whose principal asset is the capital stock of its insurance subsidiaries, relies primarily on dividends from its insurance subsidiaries to meet its obligations for payment of interest and principal on outstanding debt obligations, including dividends to stockholders and corporate expenses. The ability of insurance subsidiaries to pay dividends to the Company is restricted by the insurance laws of North Carolina, under which the maximum amount of ordinary dividends that an insurance subsidiary may pay to the Company at any point in time without regulatory approval is the lesser of (a) 10% of the policyholders' statutory surplus of such insurance subsidiary as of the preceding December 31 or (b) the statutory net income of such insurance subsidiary for the preceding calendar year, less the amount of dividends paid during the preceding 12 months. In 1996, the maximum amount of ordinary dividends payable by the Company's insurance subsidiaries was approximately $22.3 million. The Company's insurance subsidiaries paid approximately $4.8 million of ordinary dividends in 1996.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth the beneficial ownership, both direct and indirect, reported to the Company as of August 22, 1997 (except as otherwise noted), of Common Stock of the Company including shares as to which a right to acquire ownership exists (for example, through the exercise of the Options or conversion of the Convertible Preferred Stock.) The information is presented for beneficial owners of more than five percent (5%) of the Company's Common Stock, for each director, for each executive officer and for the group comprised of all directors and executive officers. Other than the directors and executive officers identified herein, no other director or executive officer owned beneficially more than one percent (1%) of the outstanding shares of Common Stock and management knows of no persons other than those identified herein who owned beneficially more than five percent (5%) of the outstanding shares of Common Stock as of August 22, 1997.

                                                      NUMBER OF
                                                      SHARES OF    PERCENTAGE OF
       NAME AND ADDRESS OF BENEFICIAL OWNER        COMMON STOCK(1) COMMON STOCK
       ------------------------------------        --------------- -------------
Steven C. Andrews(2)..............................      133,786          *
500 West Fifth Street
Winston-Salem, NC 27152
John C. Beattie(2)................................       45,000          *
500 West Fifth Street
Winston-Salem, NC 27152
Lester L. Coleman.................................        4,486          *
3600 Lincoln Plaza
500 North Akard Street
Dallas, TX 75201
John C Head III(3)................................      552,459         3.4%
1330 Avenue of the Americas
12th Floor
New York, NY 10019-5402
Madie Ivy(3)......................................      552,459         3.4%
1330 Avenue of the Americas
12th Floor
New York, NY 10019-5402
Kenneth J. Jakubowski(2)..........................       15,000          *
500 West Fifth Street
Winston-Salem, NC 27152
Jupiter Industries, Inc.(4).......................    2,482,546        15.4%
Caremark Towers
2215 Sanders Road, Suite 385
Northbrook, IL 60062
Jupiter Integon Limited Partnership(4)............    2,469,077        15.3%
Caremark Towers
2215 Sanders Road, Suite 385
Northbrook, IL 60062
Arthur S. Lyon, Jr.(2)............................       31,100          *
500 West Fifth Street
Winston-Salem, NC 27152

                                                    NUMBER OF
                                                    SHARES OF    PERCENTAGE OF
      NAME AND ADDRESS OF BENEFICIAL OWNER       COMMON STOCK(1) COMMON STOCK
      ------------------------------------       --------------- -------------
Donald F. McKee(2)..............................      125,786          *
500 West Fifth Street
Winston-Salem, NC 27152
John B. McKinnon(5).............................       29,083          *
2020 Virginia Road
Winston-Salem, NC 27104
Brian T. Sheekey(2).............................       26,000          *
500 West Fifth Street
Winston-Salem, NC 27152
Derek V. Smith..................................        1,584          *
200 Alderman Drive
Alpharetta, GA 30005
Thomas W. Smith(6)..............................    1,610,500        10.0%
323 Railroad Avenue
Greenwich, CT 06830
Tiger Management L.L.C.(7)......................    1,466,800         9.1%
101 Park Avenue
New York, NY 10178
Thomas N. Tryforos(6)...........................    1,212,600         7.5%
323 Railroad Avenue
Greenwich, CT 06830
Frederick B. Whittemore.........................       17,486          *
1251 Avenue of the Americas
New York, New York 10020
John B. Yorke(2)................................       47,000          *
500 West Fifth Street
Winston-Salem, NC 27152
Ronald N. Zebeck................................        1,484          *
600 South Highway 169, Suite 1800
St. Louis Park, MN 55426
                                                    ---------        ----
All executive officers and directors as a group
 (13 persons)(8)................................    1,030,254         6.4%

--------
* Represents less than 1% of the Common Stock.
(1) Except as indicated in the Notes to this table, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(2) The amount reported includes options that will become exercisable at the Effective Time that were granted pursuant to the 1992 Plan and the Omnibus Plan for Messrs. Andrews, Beattie, Jakubowski, Lyon, McKee, Sheekey and Yorke in the amount of 125,786, 45,000, 15,000, 30,600, 90,786, 26,000 and
    45,000 respectively.
(3) Mr. Head and Ms. Ivy are married to each other. Includes 13,794 shares of Common Stock held directly by Mr. Head, 3,551 shares of convertible preferred stock held directly by Mr. Head (which are convertible into 9,320 shares of Common Stock), 11,928 shares of Common Stock held by Ms. Ivy, 3,452 shares of convertible preferred stock held directly by Ms. Ivy (which are convertible into 9,060 shares of Common Stock), 471,012 shares of Common Stock held by a limited partnership of which Mr. Head and Ms. Ivy are the general partners, 13,894 shares of Common Stock held by a profit sharing plan in which Mr. Head and Ms. Ivy have an interest, 220 shares of Common Stock and 200 shares of Convertible Preferred Stock

   (which are convertible into 525 shares of Common Stock) for which Ms. Ivy is custodian for their children, 3,996 shares of Common Stock and 1,086 shares of Convertible Preferred Stock (which are convertible into 2,850 shares of Common Stock) owned by trusts for the benefit of their children, 13,046 shares of Common Stock and 1,072 shares of Convertible Preferred Stock (which are convertible into 2,814 shares of Common Stock) through corporations in which Mr. Head and Ms. Ivy have an interest. Mr. Head, Ms. Ivy and Jupiter Industries, Inc. are parties to an agreement concerning the nomination and election of directors of the Company. Such agreement is terminable at will.
(4) Jupiter Integon Limited Partnership ("Jupiter Partnership") is the direct beneficial owner of 2,469,077 shares of the Common Stock, and Jupiter Industries, Inc. ("Jupiter"), as the general partner of Jupiter Partnership, may be deemed to own beneficially such shares. In addition, Jupiter is the direct beneficial owner of 13,469 shares of the Common Stock. Jupiter Partnership pledged 320,000 shares of the Common Stock to Bank of America Illinois pursuant to a Pledge Agreement dated December 9, 1996, among Jupiter Partnership, Jupiter and Bank of America Illinois. Jupiter, Mr. Head and Ms. Ivy are parties to an agreement concerning the nomination and election of directors of the Company. Such agreement is terminable at will. Information on number of shares owned is taken from a
    Schedule 13D filed on behalf of Jupiter Partnership and Jupiter, as received by the Company on January 2, 1997.
(5) Includes 1,000 shares of Convertible Preferred Stock (which are convertible into 2,625 shares of Common Stock) and 3,550 options issued under the Omnibus Plan.
(6) Thomas W. Smith beneficially owns 1,310,500 shares of the Company's Common Stock in his capacity as general partner of three private investment limited partnerships of which Mr. Smith and Thomas N. Tryforos are general partners, an employee profit sharing plan of which Mr. Smith and Mr. Tryforos are trustees, certain family members of Mr. Smith, trusts for the benefit of certain family members of Mr. Smith and a private charitable foundation established by Mr. Smith (the "Managed Accounts"). In addition, Mr. Smith directly owns 300,000 shares of Common Stock. Mr. Tryforos may be deemed to beneficially own 1,205,000 shares of Common Stock in his capacity as an investment manager for the Managed Accounts. In addition, Mr. Tryforos directly owns 7,600 shares of Common Stock. Mr. Smith has sole voting and investment power with respect to 405,500 shares of Common Stock. Each of Messrs. Smith and Tryforos has shared voting and investment power with respect to 1,205,000 shares of Common Stock. Information on number of shares owned is taken from a questionnaire completed in preparation for the Company's 1997 Proxy Statement.
(7) Each of Tiger Management L.L.C. ("TMLLC"), Tiger Performance L.L.C. ("TPLLC") and Panther Management Company L.P. ("PMCLP") is an investment advisor under Section 203 of the Investment Advisors Act of 1940. Julian
    H. Robertson, Jr. is the ultimate controlling person of TMLLC, TPLLC and PMCLP. Other persons are known to have the right to receive dividends from, or proceeds from the sale of, the 1,466,800 shares beneficially owned by TMLLC. The interest of one such advisee, the Jaquar Fund N.V., a Netherlands Antilles corporation, is more than a 5% holder of the Common Stock. PMCLP's 81,900 shares are held for the benefit of Panther Partners, L.P., an investment company registered under Section 8 of the Investment Company Act. Information on number of shares owned is taken from the
    Schedule 13G filed on behalf of TMLLC, TPLLC, PMCLP and Mr. Robertson, as received by the Company on February 12, 1997.
(8) The amount reported includes 381,722 options that will become exercisable at the Effective Time that were granted pursuant to the 1992 Plan and Omnibus Plan and 10,361 shares of Convertible Preferred Stock that are convertible into 27,194 shares of Common Stock.

  To the best knowledge of the Company's management, there is no other beneficial owner of more than 5% of a single class of voting security of the Company.

   CERTAIN EFFECTS OF THE MERGER; OPERATIONS OF THE COMPANY AFTER THE MERGER

  If the proposed Merger is consummated, the holders of Common Stock and Option holders will no longer have an equity interest in the Company and, therefore, will not share in its future earnings and growth. Instead, each holder of Common Stock and Option holder will have the right to receive the Merger Consideration in cash.

  GMAC will cause the Surviving Corporation to issue a notice of redemption of the Convertible Preferred Stock within five days after the Effective Time to all holders of Convertible Preferred Stock then outstanding and shall redeem all outstanding shares of Convertible Preferred Stock that have not been converted prior to the close of business on the fifth day preceding the redemption date, at $52.33 per share, the redemption price under the terms of the Certificate of Designation.

  As a result of the Merger and the conversion and/or redemption of the Convertible Preferred Stock, the Company will become an indirect wholly owned subsidiary of GMAC. The Common Stock and the Convertible Preferred Stock, after its redemption, will be delisted from NYSE, the registration of the Common Stock and the Convertible Preferred Stock, after its redemption, under the Exchange Act will terminate and the Company will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and its officers, directors and beneficial owners of more than 10% of the Common Stock will be relieved of the reporting requirements and restrictions on insider trading under Section 16 of the Exchange Act. Accordingly, no separate information will be required to be made publicly available than presently is the case.

  Immediately after the Merger, all of the then outstanding Common Stock will be beneficially owned by an indirect subsidiary of GMAC and GMAC will have an indirect interest in the assets and liabilities of the Company. The officers and directors of Merger Sub immediately prior to the Effective Time (who will be designees of GMAC) will be the directors of the Company from and after the Effective time (until their successors are duly elected or appointed and qualified).

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith, files reports, proxy statements and other information with the SEC. Copies of such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the SEC: Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a Web Site at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the SEC. In addition, materials filed by the Company may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the SEC are incorporated into this Proxy Statement by reference:

    1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

    2. The Company's Current Reports on Form 8-K, dated January 22, 1997, January 28, 1997, March 31, 1997, April 18, 1997, June 2, 1997, June 23,
  1997, June 30, 1997, July 7, 1997, July 17, 1997, August 1, 1997 and August
  14, 1997;

    3. The Company's reports on Form 8-A, dated January 31, 1997, and on Form 8-A/A, dated February 6, 1997, February 20, 1997 and June 26, 1997; and

    4. The Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997.

  All documents or reports subsequently filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement and to be a part of this Proxy Statement from the date of filing of such document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

  The Company will provide without charge to any person to whom this Proxy Statement is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference (other than exhibits not specifically incorporated by reference into the texts of such documents). Requests for such documents should be directed to: 500 West Fifth Street, Winston-Salem, North Carolina 27152, Attention: John B. Yorke, Vice President and Corporate General Counsel (telephone: (910) 770-8110). Copies of such documents will be delivered by first class mail or other equally prompt means within one business day of receipt of such request. To ensure timely delivery of such documents, requests for such documents should be made no
later than     , 1997.

                                    EXPERTS

  The consolidated financial statements and schedules of the Company and its subsidiaries as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 appearing in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and that are incorporated by reference in this Proxy Statement have been incorporated by reference herein in reliance upon the report of Deloitte & Touche LLP, independent certified public accountants, incorporated by reference herein, given upon the authority of said firm as experts in accounting and auditing.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  Deloitte & Touche LLP serves as the Company's independent certified public accountants. A representative of Deloitte & Touche LLP will be at the Special Meeting to answer questions by Stockholders and will have the opportunity to make a statement if so desired.

                             STOCKHOLDER PROPOSALS

  In accordance with regulations issued by the SEC, Stockholder proposals intended for presentation at the 1998 Annual Meeting of Stockholders, which will only be held if the Merger is not consummated, must be received by the Secretary of the Corporation no later than November 28, 1997 if such proposals are to be considered for inclusion in the Company's Proxy Statement.

                                 OTHER MATTERS

  The Board of Directors of the Company does not intend to bring any other matters before the Special Meeting and as of the date hereof does not know of any other matters that may be brought before the Special Meeting by others. If any other matter should properly come before the Special Meeting, the persons named in the enclosed proxy as proxy appointees will have discretionary authority to vote the shares of Common Stock thereby represented in accordance with their best judgment.